EXHIBIT 10.1

RESELLER AND SERVICES AGREEMENT

BETWEEN

RADIANT SYSTEMS, INC.

AND

WAVE ENTERPRISE SYSTEMS, INC.

DATED __________ __, 2003

RESELLER AND SERVICES AGREEMENT

This Reseller Agreement (this “Agreement”) is effective as of this ____ day of _________ __, 2003, between Radiant Systems, Inc., a corporation organized and existing under the laws of the State of Georgia, with its principal place of business at 3925 Brookside Parkway, Alpharetta, Georgia 30022 (hereinafter “Radiant”), and Wave Enterprise Systems, Inc., a corporation organized and existing under the laws of the State of Georgia, with its principal place of business at 3905 Brookside Parkway, Alpharetta, Georgia 30022 (hereinafter “Enterprise”).

WHEREAS, pursuant to that certain Separation Agreement between Radiant and Enterprise dated as of the date hereof (the “Separation Agreement”), Radiant has transferred to Enterprise the Enterprise Business (as defined therein), the Enterprise Assets (as defined therein) and the Enterprise Liabilities (as defined therein) effective immediately prior to the closing of the transactions contemplated by that certain Share Exchange Agreement (the “Exchange Agreement”) dated as of October 10, 2003 between Radiant and Erez Goren (“Separation”);

WHEREAS, the Enterprise Assets include the following computer programs: (i) the Web-based productivity and enterprise management computer programs commonly known as “Enterprise Productivity Suite”; (ii) the integrated workforce management computer programs commonly known as “Visual Labor Management”; and (iii) the labor management, inventory control and reporting computer programs commonly known as “ReMacs Back Office Systems”;

WHEREAS, as part of the Separation, Radiant and Enterprise contemplated entering into a comprehensive contractual relationship, the purpose of which includes: (i) Radiant becoming a preferred reseller of the Enterprise Productivity Suite; and (ii) Enterprise providing hosting, support, maintenance and professional services under selected Radiant legacy client contracts which relate to the computer programs identified above which were acquired by Enterprise in the Separation;

WHEREAS, Radiant represents that it is in the business of marketing and reselling computer products and providing certain services with respect to computer products and that it has the facilities and staff necessary to: (i) market and offer selected Enterprise computer products to end users; and (ii) provide certain support and maintenance services to end users with respect to such programs; and

WHEREAS, Radiant and Enterprise agree that throughout the term of this Agreement they will treat each other in a fair, equitable, and ethical manner.

        NOW, THEREFORE, for and in consideration of the mutual premises, warranties and representations set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     DEFINITIONS. In this Agreement, the following terms shall have the meanings set forth below:

        1.1 “Additional Enhancements” mean modifications to the Enterprise Products made by Enterprise outside the scope of the support services described in Section 14.1 and the maintenance services described in Section 14.4.

        1.2 “Affiliate” shall have the meaning ascribed to it in the Separation Agreement.

        1.3 “Application Code” shall mean the Source Code described on Exhibit Y.

        1.4 “Batch Hand Held Code” means the Source Code and Executable Code to the “Batch Hand Held” computer program, as more particularly described on Exhibit X.

        1.5 “Certification” shall mean Enterprise’s formal approval of a Person as a reseller of Software and Hosting Services and as a provider of Complementary Services, as more particularly described in Section 3 herein.

        1.6 “Competitive Offering” shall mean a web-based computer program that contains features or functionality similar to the web-based supply chain or workforce management computer programs included in the Software.

        1.7 “Complementary Services” shall mean the installation, consulting, hosting, training, and support services that Radiant or its Distributors may provide to Customers, all as more particularly described in Section 6.1(iii).

        1.8 “Customer” shall mean a Person operating within the Market that is permitted by Radiant or a Distributor to use the Software subject to the terms of a Software License Agreement for its own internal use and without further right to sublicense, distribute, transfer or transmit the Software. For the avoidance of doubt, “Customers” shall not include Legacy Clients, Strategic Legacy Clients or Reseller Legacy Clients; provided, however, that if Radiant sells any additional Software or ReMacs licenses to a Reseller Legacy Client pursuant to a Software License Agreement as permitted by Section 7.1(iii)(c), such Reseller Legacy Client shall be deemed to be a Customer with respect to such additional licenses.

        1.9 “Customizable Software” means that portion of the Software consisting of computer software modules and libraries that may be modified by Radiant through the use of the Tools, as further provided herein, as more particularly described on Exhibit K.

        1.10 “Derivative Works” shall mean a work which is based upon one or more pre-existing works, such as a translation, modification, revision, or any other form in which such pre-existing work is recast, transformed or adapted and which, if prepared without the authorization of the owner of the pre-existing work, would constitute copyright infringement.

        1.11 “Distributor” shall mean any distributor, dealer, reseller or similar entity that is certified by Radiant and that Radiant authorizes, pursuant to a Distributor Agreement, to distribute and resell Software licenses, Hosting Services and Complementary Services to Customers.

        1.12 “Distributor Agreement” shall mean the distributor agreement between Radiant and a Distributor, pursuant to which the Distributor is granted, among other things, the right to distribute or resell the Software and/or Hosting Services.

        1.13 “Distributor Terms” shall mean the terms and conditions that are required to be included in each Distributor Agreement, which terms and conditions are identified on Exhibit B.

        1.14 “Documentation” shall mean the operating, training, reference manuals and/or technical specifications relating to the use of the Enterprise Products and any Enhancements, modifications or Upgrades thereto, supplied by Enterprise to Radiant, Customers or Legacy Clients pursuant to this Agreement or the applicable Legacy Contracts.

        1.15 “Effective Date” shall mean _________________________________________________.

        1.16 “Enhancement” shall mean any change or addition to an Enterprise Product made by Enterprise that, when made, adds new functions or improves the Enterprise Product’s utility, efficiency, functional capability or application. “Enhancement” shall not include separately priced or separately marketed computer programs, even if such computer programs are designed to interface with the Enterprise Product. “Enhancement” shall include all Error Corrections developed by Enterprise.

        1.17 “Enterprise Products” shall mean individually, the Software, Tools, VLM or ReMacs products and, collectively, all of such products.

        1.18 “Epsilon Code” means the Source Code and Executable Code to the “Epsilon” computer program, as more particularly described on Exhibit A.

        1.19 “Error” shall mean any failure of an Enterprise Product to conform in a material respect to the Documentation for such Enterprise Product.

        1.20 “Error Correction” shall mean either a modification or addition that, when made or added to an Enterprise Product, establishes material conformity of the Enterprise Product to its Documentation, or a procedure or routine that helps eliminate the practical adverse effect on Customers or Legacy Clients of such nonconformity.

        1.21 “Executable Code” shall mean a series of one or more machine-readable instructions executable after suitable processing by a computer or other programmable machine, without compilation or assembly.

        1.22 “Host System” shall mean the operating systems, application software, designs, architecture, communications networks, firewalls, load balances, servers, switches, hubs, routers and other hardware and documentation which enable Customers or Legacy Clients to access and use the Software via the internet.

        1.23 “Hosting Services” shall mean the application management and hosting services Enterprise makes available to Customers or Legacy Clients to enable them using the internet to access and use the Software through a Host System, which services are more fully described on Exhibit C.

        1.24 “Hosting Terms” shall mean the terms and conditions that are required to be included in any agreement between Radiant (or a third party host) and a Customer pursuant to which hosting services will be provided, which terms and conditions are identified on Exhibit M.

        1.25 “Legacy Clients” shall mean those Radiant clients existing as of the Effective Date who are parties with Radiant to the Legacy Contracts and to whom Enterprise will provide one or more Legacy Services.

        1.26 “Legacy Contracts” shall mean those Radiant client contracts existing as of the Effective Date which are listed on Exhibit D, and for which Enterprise will provide the Legacy Services pursuant to Section 7.

        1.27 “Legacy Services” shall mean solely the following services to be performed by Enterprise following the Effective Date for the Legacy Clients pursuant to Section 7, in each case, as such services relate solely to the Enterprise Products (other than Tools) and/or Hosting Services specified in the applicable Legacy Contracts:

(i) For the Software, ReMacs, and the computer programs licensed to Alltel (as defined in Section 4.4(iii)) pursuant to the Alltel Agreement (as defined in Section 4.4 (iii)): (a) Level 3 software support services and software maintenance services (each, as defined in Exhibit P); (b) hosting services; (c) software delivery, installation and consulting services; and (d) custom software development services.

(ii) For VLM: any and all services required of Radiant including, without limitation, software support services and software maintenance services, software delivery and installation services, training, certification services and custom software development services.

For the avoidance of doubt, support, maintenance, hosting, custom development or other services required to be performed by Enterprise for or on behalf of a Reseller Legacy Client pursuant to a new Software License Agreement (rather than under a Legacy Contract) shall constitute services being performed for or on behalf a “Customer” and shall not constitute “Legacy Services” as such term is used herein.

        1.28 “Manufacturer Suggested Retail Price” or “MSRP” shall mean Enterprise’s stated standard retail price for the Enterprise Products and Hosting Services, as revised from time to time by Enterprise pursuant to Section 5.7.

        1.29 “Market” shall mean, throughout the world, (a) any Person that engages primarily in one of the following businesses: (i) the sale of fueling products and/or the operation of convenience stores including, without limitation, fuel jobbers, distributors and dealers or grocery stores which offer the sale of fuel or gas to consumers; (ii) food service including, without limitation, table top, quick serve and fast casual restaurants, whether franchised or independently owned, franchisors of such restaurants, or contract food service operators or management companies; or (iii) entertainment venues including, without limitation, movie theatres, amusement parks and sports arenas; (b) any specific division or business unit (within any Person) that engages primarily in one of the three lines of business identified in subsection (a) of this Section 1.29; or (c) any portion, area, section, unit or department of a business, which portion, area, section, unit or department engages in one of the three lines of business identified in subsection (a) of this Section 1.29. By way of example, a food service outlet that is located in a retail department store shall be considered to be within the Market since the food service outlet falls within category (ii) above, but the other departments within such retail department store shall not be considered to be within the Market unless it falls within one of the three categories above. For the avoidance of doubt, the parties agree that any licenses or services sold by Radiant to a specific portion, division, unit, area, section or department of a business (the “Specific Licensed Unit”), as described in subsections (b) and (c), may not be sold to or used by or for the benefit of any division, portion, unit, area, section or department of such business other than the Specific Licensed Unit.

        1.30 “Marks” shall mean the trademarks, service marks or trade names of Enterprise associated with the Enterprise Products, which are identified on Exhibit E.

        1.31 “Order” shall mean a written commitment by Radiant, which shall be in the form of Exhibit F, listing the Enterprise Product licenses, subscriptions for Hosting Services and/or services that Radiant wishes to purchase from Enterprise hereunder for Customers or Legacy Clients, as applicable.

        1.32 “Permitted Modifications” means modifications to the Customizable Software created by Radiant with the Tools, subject to the restrictions set forth on Exhibit Q.

        1.33 “Person” shall mean a natural person, a corporation, a limited liability company, an association, a partnership (general or limited), a joint venture, a trust, or any other entity.

        1.34 “Platform Code” shall mean the Source Code described on Exhibit Y.

        1.35 “POS Management Module” shall mean the Source Code and Executable Code of the computer programs described on Exhibit G.

        1.36 “Radiant Marks” shall mean the trademarks, service marks or trade names of Radiant associated with Radiant’s products or services, which are identified on Exhibit R.

        1.37 “Radiant National Accounts” shall mean the selected existing or active prospective clients of Radiant or its subsidiaries listed on Exhibit H.

        1.38 “ReMacs” shall mean the labor management, inventory control and reporting computer programs known as the “ReMacs Back Office System” and which includes the module known as the “Corporate Configuration Manager” or “CCM” licensed to Legacy Clients under one or more of the Legacy Contracts. “ReMacs” shall include all Enhancements and Upgrades to ReMacs that are sublicensed to Legacy Clients by Radiant pursuant to Legacy Contracts or licensed by Enterprise pursuant to this Agreement, as the case may be. “ReMacs” shall not include Additional Enhancements to the ReMacs computer programs.

        1.39 “ReMacs/VLM Code” means the Source Code of ReMacs and VLM.

        1.40 “Reseller Legacy Clients” means the Legacy Clients to whom Radiant will continue to act a reseller (pursuant to Section 7) after the Effective Date, which Reseller Legacy Clients are identified on Exhibit S.

        1.41 “RSL Code” means the Source Code and Executable Code to the “Radiant Site Link” computer program, as more particularly described on Exhibit V.

        1.42 “Sales Criteria” shall mean amounts received by Enterprise from Radiant from Radiant’s resale of Software licenses and subscriptions to Customers that in the case of each of the third year of the Initial Term and the First Renewal Term (as defined in Section 23.1), equals or exceeds $2 million. For purposes of this definition, the “amounts received by Enterprise” with respect to a Software subscription shall equal the total non-contingent amounts to be received by Enterprise for such Software subscription during the initial term of the applicable Software License Agreement (but which is not for purposes of this calculation to exceed five years). For the avoidance of doubt, amounts received by Enterprise as a result of performing Legacy Services or other services shall not be included in determining Sales Criteria.

        1.43 “Software” shall mean the Enterprise Productivity Suite product described on Exhibit I. “Software” shall include all Time Clock Software related to the Software as described on Exhibit I, Enhancements and Upgrades to the Software that Enterprise provides to or is required to provide to Customers, Legacy Clients or Radiant pursuant to Legacy Contracts or this Agreement, as the case may be. “Software” shall not include Tools, Additional Enhancements, VLM, ReMacs or the POS Management Module.

        1.44 “Software License Terms” shall mean the terms and conditions that are required to be included in each Software License Agreement, which terms and conditions are identified on Exhibit J.

        1.45 “Software License Agreement” shall mean the license agreement between Radiant and a Customer, pursuant to which the Customer is granted the right and license to possess, access and/or use the Software, and/or receive Hosting Services from Enterprise, all in support of its own business activities, and not for resale, sublicense or distribution.

        1.46 “Source Code” shall mean a series of instructions or statements in an English-like high level computer language, C, or JAVA, or in a relatively low-level language such as assembly language for a particular processor, that is normally transformed by an interpreter or compiler into machine-readable Executable Code for actual use on a computer.

        1.47 “Strategic Legacy Clients” shall mean those Legacy Clients listed on Exhibit L.

        1.48 “Strategic Legacy Contracts” shall mean those Legacy Contracts between Radiant and the Strategic Legacy Clients.

        1.49 “Strategic Legacy Services” shall mean those Legacy Services to be performed by Enterprise under the Strategic Legacy Contracts.

        1.50 “Time Clock Software” means the computer programs that are intended to be installed on Time Clocks, as more particularly described on Exhibit I.

        1.51 “Time Clocks” shall mean those certain time clocks as more particularly described on Exhibit W.

        1.52 “Tools” means those certain software tools identified on Exhibit T.

        1.53 “Upgrades” shall mean new versions or new releases of an Enterprise Product or Tools, which may include Enhancements, and which are generally distributed to Enterprise’s clients for no additional license fee. Upgrades do not include new versions and new releases of an Enterprise Product or Tools that are either (i) marketed as a new product which may contain new features and functionality, or (ii) contain a substantially new Source Code base.

        1.54 “VLM” shall mean the labor management and control system providing integrated business forecasting and budgeting, POS imports into forecasting, time punch collection and validation, labor demand analysis, labor scheduling, employee time and attendance management, payroll import or export, and labor management reporting functionality known as “Visual Labor Management” and any predecessors thereto (i.e. “Minute Man”) licensed to Legacy Clients under one or more Legacy Contracts. “VLM” shall include the Time Clock Software related to VLM (as described on Exhibit I) and all Enhancements and Upgrades to VLM that are sublicensed to Legacy Clients by Radiant pursuant to Legacy Contracts or licensed by Enterprise pursuant to this Agreement, as the case may be. “VLM” shall not include Additional Enhancements to the VLM computer programs.

2.     APPOINTMENT OF RADIANT.

        2.1 Appointment. Subject to Radiant attaining and maintaining the Certification required hereunder, and/or to Distributors attaining and maintaining certification by Radiant as required hereunder, and subject to the terms and conditions of this Agreement, and only within the Market, Enterprise appoints and authorizes Radiant and its Distributors to market, sell, resell, sublicense and/or distribute to Customers on a non-exclusive basis the Executable Code version of the Software; (ii) Hosting Services; and (iii) Complementary Services. The parties agree that unless otherwise specified herein, Radiant is under no obligation to undertake any such activities and nothing herein shall be construed as a guarantee on Radiant’s part that Enterprise will realize any revenue from the aforementioned appointment.

        2.2 Limitations. Radiant acknowledges and agrees that (i) its rights with respect to reselling the Software and Hosting Services are limited to Customers operating within the Market, and (ii) Enterprise shall have the sole and exclusive right to dictate whether the Software will be licensed by Radiant and its Distributors on a subscription basis or on a per-license basis, subject, however, to the restriction that (a) Radiant must receive at least six months prior written notice if Enterprise intends to change the then-current licensing methodology, and (b) any such change shall not affect any offer, contract or arrangement between Radiant and its Customers entered into in writing prior to the effective date of the change (provided Radiant is able to substantiate the submission of the specific written offer, contract or arrangement). Enterprise acknowledges and agrees that it has no right to market, distribute, license or sell any

Software, Hosting Services, or services substantially similar to the Complementary Services to the Radiant National Accounts during the six month period commencing with the Effective Date (the “Reservation Period”). Subsequent to the Reservation Period, Enterprise shall have the right to market, distribute, license and sell any Software, Hosting Services and services substantially similar to the Complementary Services to any or all Radiant National Accounts. Enterprise and Radiant agree that all Persons other than Radiant National Accounts during the Reservation Period will constitute prospective clients for either party and either party shall have the unrestricted right to market and sell products and services to such Persons as it deems appropriate (except as expressly restricted in this Agreement). Notwithstanding the preceding sentence, during the Reservation Period, if Radiant shall offer, market or sell any product to a Radiant National Account that is a competitive alternative to any Enterprise Product, then such Person shall no longer be deemed to be a Radiant National Account and the restrictions herein on Enterprise’s right to freely market, distribute, license or sell the Software and/or any services to such Person shall be waived.

        2.3 Reservation of Rights. Except as restricted by Section 2.2, Enterprise reserves the right (i) through its own employees and contractors, or (ii) through other resellers, distributors and co-marketers, to market, distribute and sublicense the Enterprise Products and to market and sell Hosting Services and services substantially similar to the Complementary Services. Other than as set forth in Section 2.2, this Agreement does not, nor is it intended to, address the means, methods and under what conditions, Radiant markets, distributes, licenses and sells its own products and service offerings.

        2.4 No Marketing Fees. Radiant acknowledges and agrees that Enterprise is under no obligation to pay Radiant any fees, royalties or expenses in connection with Radiant’s marketing of the Software, Hosting Services or Complementary Services hereunder. Any such marketing activities are undertaken by Radiant in consideration for Radiant’s Certification and Enterprise’s appointment of Radiant as an authorized reseller of the Software and Hosting Services. Radiant further acknowledges and agrees that the fees charged by Radiant for the Complementary Services are the responsibility of the Customers and not Enterprise.

3.     CERTIFICATION.

        3.1 Training. Radiant agrees to undertake, and to cause its Distributors (collectively with Radiant, the “Resellers”) to undertake, the training that Enterprise deems reasonably necessary for Resellers to become an authorized reseller of the Enterprise Products (other than the Tools) and Hosting Services and authorized providers of Complementary Services. Enterprise’s Certification requirements are set forth in the “Enterprise Certification Document,” as reasonably supplemented or amended from time to time by Enterprise; provided, however, that Enterprise agrees that the Enterprise Certification Document and any supplements or amendments thereto shall apply to Radiant only if they are also applicable to other resellers of the Enterprise Products, shall not have the effect of amending any material term of this Agreement, shall be reasonable and not arbitrary or capricious, and shall relate to Reseller’s obligations hereunder (provided, however, that, notwithstanding anything contained herein to the contrary, certification training requirements may be reasonably modified (in a manner that is reasonable and not arbitrary or capricious) in Enterprise’s sole discretion) or modify the Software License Terms. In the case of training sessions held at Enterprise’s facilities, Radiant shall bear the responsibility for the expense of travel and living accommodations for its employees. Enterprise will provide the training sessions required herein at Enterprise’s facilities (unless otherwise agreed to by the parties) and at times mutually agreed upon by the parties. Radiant will pay, for itself and its Distributors, at Enterprise’s then-current Certification training rates for such training (subject to the applicable discounts set forth on Exhibit N).

        3.2 Certification Compliance. Any benefits and privileges offered by Enterprise to the Resellers hereunder are contingent upon the Resellers being continuously certified during the term of this Agreement.

        3.3 Annual Evaluations. To ensure that the Resellers maintain uniformity and high quality standards in distributing and supporting the Enterprise Products (other than the Tools), Hosting Services and Complementary Services, Enterprise may perform annual evaluations of the Resellers’ performance hereunder, such evaluation to include, without limitation, Enterprise’s review of the Resellers’ performance of Complementary Services at the Resellers’ support facilities. All such evaluations of Radiant shall be conducted in accordance with Section 28 herein. If, as a result of such evaluation, Enterprise determines that Radiant has not maintained Enterprise’s Certification requirements, as required, Enterprise shall reasonably decide either: (i) subject to the restrictions on training in Section 3.1, to require Radiant to undergo such additional training as Enterprise deems reasonably necessary, for an additional Certification fee; or (ii) if Radiant fails to undertake and successfully complete the training in subsection (i), to terminate Radiant’s right to act as a reseller of the Software, Hosting Services and provider of Complementary Services or training services, as the case may be; provided, however, that termination under this Section 3.3 shall not affect Radiant’s rights or obligations to resell Enterprise Products to Legacy Clients pursuant to Legacy Contracts. Further, if as a result of such evaluation, Enterprise determines that a Distributor has not maintained applicable certification requirements, Radiant shall, at Enterprise’s written request, (i) cause the Distributor to undergo such additional training as Enterprise deems reasonably necessary, for an additional Certification fee; or (ii) if the Distributor fails to undertake such training, terminate the Distributor’s right to act as a reseller of the Software, Hosting Services and provider of Complementary Services, as the case may be.

        3.4 Exception to Certification. Notwithstanding anything to the contrary herein, Enterprise acknowledges and agrees that other than Certification for Radiant to provide (i) hosting services for the Enterprise Products (other than the Tools), and (ii) Level 2 support for the Enterprise Products (other than the Tools), Radiant shall not be required to be certified (including, without limitation, Certification under Sections 3.1, 3.2 and 3.3) (a) during the Initial Term of this Agreement, or (b) during the First Renewal Term or the Second Renewal Term (each as defined in Section 23.1) if Radiant has met its Sales Criteria for each such term.

        3.5 Credit Checks. Radiant hereby authorizes Enterprise to request credit reports and/or conduct background information checks on Radiant. Radiant understands that the credit reports may include information derived from any credit bureau and any other public records or other information bearing on Radiant’s credit standing, credit capacity, credit worthiness, general reputation, trustworthiness and/or business practices. Radiant understands that in the event Enterprise receives an unacceptable credit and/or background check, Enterprise shall have the right to discontinue sales on credit to Radiant or modify existing credit terms.

3.6 Certification of Distributors. Notwithstanding anything to the contrary herein, at all times that Radiant is a reseller of the Enterprise Products (other than the Tools) and Hosting Services, the Certification process for Distributors shall be the responsibility of Radiant, and not Enterprise, provided, however, that the criteria to be used by Radiant to certify Distributors to resell the Enterprise Products (other than the Tools) and Hosting Service and to be a provider of Complementary Services shall be established by Enterprise, consistent at all times with the then-current Certification criteria used by Enterprise with other similarly situated distributors. Radiant shall have the right to conduct Certification training for Distributors or to send the Distributors to Certification training as offered by Enterprise hereunder, and Enterprise shall have the right to bill Radiant for providing such training services at its standard training rates (subject to the applicable discount set forth on Exhibit N). Radiant agrees that it shall be responsible for and liable for all acts or omissions of its Distributors in connection with each Distributor’s performance of its obligations under its applicable Distributor Agreement.

4. GRANT OF LICENSE.

4.1 License. Subject to the terms and conditions of this Agreement, Enterprise hereby grants to Radiant the worldwide (subject to export rules and regulations, if applicable), non-exclusive, non-assignable (except as permitted herein), non-transferable (except as permitted herein) and limited right and license to:

(i) market, distribute and sublicense the Software and Permitted Modifications to Customers pursuant to a Software License Agreement solely for such Customers’ own internal use and to support such Customers’ own business activities and not for resale or redistribution;

(ii) market and resell the Hosting Services to Customers solely to support Customers’ use of the Software;

(iii) authorize Distributors to exercise Radiant’s rights as set forth in subsections (i) and (ii) above, but subject to the same restrictions placed upon Radiant with respect to the Software and the Hosting Services and subject to a Distributor Agreement;

(iv) receive two copies of the Software and, if it so chooses, install the Software at Radiant’s place of business for purposes of performing demonstrations of the Software, testing the Software as permitted under Section 11, and providing Complementary Services to Customers;

(v) make copies of the Documentation for internal distribution and for distribution to Customers;

(vi) use the Marks in connection with the license to Enterprise Products granted under this Section 4, and sublicense the applicable Marks to Distributors for use by Distributors as resellers of the Software and Hosting Services, provided such use is consistent with this Agreement, including the provisions of Section 17 below;

(vii) use, market, sublicense and distribute the Enterprise Products (other than the Tools) to fulfill its obligations (existing as of the date hereof or pursuant to amendments to applicable Legacy Contracts as set forth in Section 7.1(xi) hereto) to the Legacy Clients under the Legacy Contracts;

(viii) use the Tools to create Permitted Modifications; and

(ix) if Enterprise makes Tools generally available to the public (as determined by Enterprise in its sole discretion), market, sublicense and distribute the Tools to Customers pursuant to terms and conditions reasonably determined by Enterprise at that time, it being understood and agreed that, at such time, the parties will cooperate in an effort to amend this Agreement to reflect that the Tools may be resold by Radiant.

4.2 Limitations. Except, in each case, for Permitted Modifications or as permitted by Sections 4.4(i), 4.4(iv) and 12 with respect to Source Code released from escrow, Radiant acknowledges and agrees that no license is granted to Radiant to copy, modify or adapt the Enterprise Products, or to prepare Derivative Works based on the Enterprise Products. Radiant also acknowledges, and agrees that no license is granted to Radiant to transcribe or merge the Enterprise Products or any portion thereof. Except as expressly permitted by applicable law, Radiant shall not decompile, disassemble or reverse engineer the Enterprise Products, or attempt to do so.

4.3 Reservation of Rights. Radiant acknowledges and agrees that its license under Section 4.1 is non-exclusive and Enterprise retains the right to license the Enterprise Products to Persons other than Radiant National Accounts during the Reservation Period. Accordingly, Radiant’s rights to the Enterprise Products are limited to the express licenses granted hereunder and as necessary to fulfill its obligations under the Legacy Contracts. Except as otherwise expressly provided herein or required by a Legacy Contract, neither Radiant, its Distributors nor its Customers or Legacy Clients shall be entitled to possess copies of the Enterprise Products, whether in Source Code or Executable Code form. Without the express written consent of Enterprise, Radiant shall not alter, modify, remove, obscure or cover any copyright notice, trademark notice or patent notice on the Enterprise Products or Documentation or other proprietary legends placed on or embedded by Enterprise in the Enterprise Products or the Documentation. Without limiting the generality of the foregoing, Radiant shall not be entitled to market or sell the Enterprise Products or Hosting Services on a “private label” basis.

4.4 Additional Licenses.

(i) POS Management Module. Subject to the terms and conditions of this Agreement, Enterprise hereby grants to Radiant a perpetual, irrevocable, fully paid-up, non-exclusive, non-assignable, non-transferable and limited license to use, modify, enhance, sublicense and create Derivative Works of the POS Management Module in its sole discretion; provided, however, that Radiant’s right to sublicense the POS Management Module shall be subject to the following restrictions: (a) with respect to each sublicense granted during the initial 12-month period following the Effective Date, the client of Radiant that sublicenses the POS Management Module may use the POS Management Module at (1) such client’s retail sites solely for the purpose of cash reconciliation and end of day consolidation functions, and (2) such client’s headquarters for back office point of sale configuration and administrative functions, and (b) with respect to each sublicense granted after such 12-month period, the client of Radiant that sublicenses the POS Management Module may use the POS Management Module solely at such client’s headquarters for back office point of sale configuration and administrative functions, and not at such client’s retail sites. Radiant agrees to provide copies of any modifications, enhancements or Derivative Works of or with respect to the POS Management Module, if applicable, to Enterprise no less frequently than once per quarter, and to train Enterprise with respect to such modifications, enhancements or Derivative Works, if reasonably requested by Enterprise (subject to the discounted rates applicable hereto set forth on Exhibit N). Radiant acknowledges and agrees that Enterprise shall have no support or maintenance obligations whatsoever with respect to the POS Management Module. Notwithstanding the foregoing, Radiant agrees not to use the POS Management Module to create a product offering which would reasonably be construed as a competitive alternative to any of the Enterprise Products.

(ii) RSL Code and Batch Hand Held Code. Radiant hereby agrees to provide Enterprise, no later than the 10th day after the Effective Date, with two (2) full and complete copies each of the RSL Code and Batch Hand Held Code. The RSL Code and the Batch Hand Held Code will each be owned jointly by the parties, and the parties shall have an equal undivided interest therein and thereto. In connection therewith, the parties shall each have the right to use, copy, prepare Derivative Works, modify, distribute copies, publicly perform and display, make, offer to sell, license and otherwise utilize (collectively, “Use”) the RSL Code and Batch Hand Held Code without accounting to, and with no obligation whatsoever to pay any royalties or other amounts to, the other party. Without limiting the foregoing, no royalty or accounting shall be due from one party to the other with respect to the RSL Code or Batch Hand Held Code under any law, rule or regulation regarding copyrights, patents or other intellectual or proprietary rights. Each party shall be entitled to bring any claim, action or other proceeding against third parties (other than licensees, purchasers or other Persons obtaining rights from or through the other party) with respect to any matter relating to the RSL Code or Batch Hand Held Code, including, without limitation, claims or infringement or misappropriation, without the consent or approval of the other party and without the right of the other party to participate in or otherwise be involved in such claim, action or proceeding; and each party hereby disclaims any right to participate in any such claim, action or proceeding brought by the other party. No party offers the other party any warranty, representation or guarantee with respect to the RSL Code or Batch Hand Held Code. The parties acknowledge and agree that neither party shall have any responsibility or liability with respect to any Use by the other party (or by any licensee, purchaser or other Person obtaining rights from or through such other party) of all or any part of the RSL Code or Batch Hand Held Code. The parties further agree to cooperate reasonably with each other in efforts to enforce and/or preserve their respective rights to the RSL Code and Batch Hand Held Code. The parties further agree to use reasonable efforts to avoid the dissemination of the RSL Code or Batch Hand Held Code into the public domain. The parties acknowledge and agree that neither party shall have any obligation to provide updates, upgrades, enhancements or support or maintenance services to the other with respect to the RSL Code or the Batch Hand Held Code.

(iii) Epsilon Code. Radiant hereby grants to Enterprise a perpetual, irrevocable, fully paid-up, non-exclusive, non-assignable, non-transferable and limited license to use, modify, enhance and create Derivative Works of the Epsilon Code solely for the purpose of providing Legacy Services to Alltel Communications, Inc. f/k/a Alltel Information Systems, Inc. (“Alltel”) pursuant to the Alltel Agreement (as defined below). Without limiting the generality of the foregoing, Enterprise shall have the right to create and develop application programming interfaces between Enterprise’s software and the Epsilon Code (the “Epsilon Interfaces”) solely as required for providing support services for Alltel. Enterprise acknowledges and agrees that, after the Effective Date, Radiant shall have no further support or maintenance obligations to Alltel under that certain Radiant Software and Support Agreement dated June 29, 2001 between Radiant and Alltel, as amended (the “Alltel Agreement”) and Enterprise will indemnify Radiant for such support and maintenance obligations; provided, however that Radiant agrees to provide software maintenance and support services with respect to the Lighthouse Point of Sale product to Enterprise, as reasonably requested from time to time by Enterprise, for the purpose of assisting Enterprise with its obligations to provide, in accordance with the terms, including response times, under the Alltel Agreement, Legacy Services to Alltel. Enterprise shall pay Radiant for such support and maintenance services at Radiant’s then-current support and maintenance rates (subject to the discount specified on Exhibit N)). Further, at Enterprise’s reasonable request, Radiant agrees to provide custom development services with respect to the Epsilon Code at Radiant’s then-current professional services rates (subject to the discount set forth on Exhibit N). Enterprise understands and agrees that Radiant is and shall remain the sole and exclusive owner of all right, title and interest in and to the Epsilon Code and all Derivative Works thereof prepared by Enterprise.

(iv) Use of Source Code. As used in this paragraph, “Recipient” shall mean (a) Radiant with respect to the Source Code delivered pursuant to the Escrow Agreement or otherwise received by Radiant pursuant to Section 12 (collectively, the “Escrowed Code”) and the POS Management Module, and (b) Enterprise with respect to the Epsilon Code; “Producer” shall mean (x) Enterprise with respect to the POS Management Module and the Escrowed Code, and (y) Radiant with respect to the Epsilon Code. All Source Code with respect to the POS Management Module, Epsilon Code and Escrowed Code (as used in this paragraph, as the context dictates, the “Applicable Code”), and all copies thereof, shall be stored by the Recipient in a limited access locked container, may be accessed by and disclosed solely to employees of the Recipient who have a need to use it as provided above and who have agreed in writing to be bound by the provisions of this Section 4.4 (“Authorized Programmers”), and may be used by the Authorized Programmers for the sole purposes expressed in Section 4.4(i) or 4.4(iii) above, in the Escrow Agreement or as otherwise permitted by Section 12, as applicable. Recipient shall keep an accurate and daily log of all users of the Applicable Code, which log shall contain the names of the Authorized Programmers using the Applicable Code, the date and time of such uses, the purpose for such uses and a description of the modifications made to the Applicable Code, if any. All Authorized Programmers shall be informed that the Applicable Code constitutes the confidential trade secret of the Producer. All use of the Applicable Code shall be conducted on equipment that cannot be accessed by means of a remote terminal or information net or network, and shall be conducted in a limited access secure location. Recipient shall, and shall cause its employees, including the Authorized Programmers to, treat the Applicable Code as confidential and secret, and neither Recipient nor any of its employees shall disclose or otherwise make available the Applicable Code or any portion thereof to any other person or entity. Recipient shall immediately notify the Producer in the event that all or any part of the Applicable Code is stolen or accessed by anyone other than an Authorized Programmer, use efforts to contain and mitigate the damage that may be caused by such acts and pay all costs and expenses incurred by the Producer in the Producer’s efforts to contain and mitigate such damage. Recipient further agrees not to use the Applicable Code to create a new product offering that would reasonably be construed as a competitive alternative to the executable versions of the Applicable Code.

(v) Development of Interfaces. Enterprise acknowledges that Radiant has the right to create and develop application programming interfaces between Radiant’s products and the Enterprise Products.

(vi) License of Radiant Marks. Radiant hereby grants to Enterprise the worldwide, non-exclusive, non-assignable (except as permitted herein), non-transferable (except as permitted herein), and limited license to use the Radiant Marks in connection with the performance of Enterprise’s performance of its obligations under this Agreement, provided such use is consistent with the provisions of Section 17 below.

5. FEES, INVOICING, PAYMENT AND MOST FAVORED NATIONS PRICING – CUSTOMERS AND RESELLER LEGACY CLIENTS.

5.1 Enterprise Products. The fees for the Enterprise Products to be resold to Customers and Reseller Legacy Clients (except to the extent such fees are set forth in applicable Legacy Contracts) are set forth on Exhibit N and are based on Enterprise’s Manufacturer Suggest Retail Price list, a copy of which shall be provided by Enterprise to Radiant on a regular basis or otherwise upon request. Except as otherwise set forth on Exhibit O, and subject to Section 9 herein, the parties shall adhere to the following invoicing and payment policy for all Orders placed under this Agreement:

(i) Radiant will issue an Order to Enterprise via overnight mail, hand delivery, e-mail, facsimile, or any other mutually agreed upon mode of delivery;

(ii) Enterprise will generate and deliver to Radiant a corresponding invoice for the Enterprise Products; and

(iii) Radiant will process the invoice and remit payment of such to Enterprise within 30 days of its receipt of the invoice.

5.2 Enterprise Product Support and Maintenance Fees. The fees for support and maintenance services provided by Enterprise to Customers and Reseller Legacy Clients (except to the extent such fees are set forth in applicable Legacy Contracts) are set forth on Exhibit N. Enterprise will invoice Radiant on a monthly basis for such fees, and Radiant will pay such fees within 30 days of its receipt of Enterprise’s invoice.

5.3 Hosting Services Fees. The initial Hosting Services set-up fee and recurring monthly subscription fees for Hosting Services resold by Radiant to its Customers and Reseller Legacy Clients (except to the extent such fees are set forth in applicable Legacy Contracts) are set forth on Exhibit N and are based on Enterprise’s MSRP list for resellers, a copy of which shall be provided to Radiant on a regular basis. Enterprise will invoice Radiant on a monthly basis for such fees, and Radiant will pay such fees within 30 days of its receipt of Enterprise’s invoice.

5.4 Other Service Fees. Each party will charge the other party at its then current standard professional services rates (subject to the discount set forth on Exhibit N) for all other services rendered hereunder, including, without limitation, the Certification training services described in Section 3, if applicable, and the sales and marketing support described in Section 14. The party providing the services will invoice the other party on a monthly basis for such service fees, and the party receiving the services will pay such fees within 30 days of its receipt of the invoice.

5.5 Expenses. The party receiving services will also pay all reasonable travel, meal and lodging expenses incurred by the party providing services in connection with the provision of any services hereunder. Such expenses shall be paid within 30 days of receipt of an invoice covering same.

5.6 Disputed Fees. Each party shall have 10 days after receipt of any invoice from the other party pursuant to this Agreement to dispute such fees by providing written notice to the other party. If such party fails to deliver such written notice within such 10-day period, all invoiced fees shall be deemed accepted, and the party shall pay such fees within 30 days after its receipt of the invoice. Any fees that have been disputed in good faith shall be paid immediately upon resolution of the dispute; provided, however, that interest shall begin to apply to any disputed fees ultimately determined to be required to be paid 30 days after a party’s receipt of the original invoice delivered with respect to such disputed fees. Under no circumstances shall either party be entitled to withhold any payments with respect to undisputed fees, whether or not other fees are subject to dispute.

5.7 Price Changes. Except as may be provided on Exhibit N, Enterprise shall have the right, at any time to revise, change, alter or amend its Manufacturer Suggested Retail Price list or any other fees and charges for the Enterprise Products, Hosting Services and other products and services provided by Enterprise to Radiant, including without limitation, the fees set forth on Exhibit N, upon six months notice to Radiant. Notwithstanding the foregoing, with respect to Legacy Clients (other than Reseller Legacy Clients) and Reseller Legacy Clients after the initial 18-month period following the Effective Date, Enterprise may at any time change the pricing to Radiant of support services, maintenance services, Hosting Services or professional services as permitted by applicable Legacy Contracts without Radiant’s consent or approval; with respect to Reseller Legacy Clients, during the initial 18-month period following the Effective Date, Enterprise may at any time change the pricing to Radiant of support, maintenance and Hosting Services as permitted by applicable Legacy Contracts by up to 5% without Radiant’s consent or approval. Price changes for those items under Legacy Contracts are governed by the terms of the Legacy Contracts. Notwithstanding the foregoing, any Orders submitted by Radiant to Enterprise prior to the effective date of the price change shall not be affected by any price change permitted hereunder.

5.8 Taxes. All fees and charges are net amounts to be received by Enterprise, exclusive of all sales taxes, use taxes, value-added taxes, withholding taxes, assessments and similar taxes and duties, and are not subject to offset or reduction because of any costs, expenses, taxes, duties, assessments or liabilities incurred by Radiant or imposed on Enterprise in the performance of this Agreement. Without limiting the foregoing, Radiant shall be responsible for and shall bill, pay and collect directly, any and all taxes and charges of whatever kind incurred in its performance of this Agreement. Notwithstanding the foregoing, Enterprise shall be responsible for the payment of any and all taxes based on Enterprise’s net income. If at any time during the term of this Agreement, new and presently unknown taxes are assessed relating to Enterprise’s provision of the Enterprise Products or either party’s provision of any services hereunder that materially and detrimentally change either party’s financial burden under this Agreement (“New Taxes”), then the parties shall at that time assess ways in which to avoid the New Taxes and/or negotiate in good faith the allocation among them for payment of the New Taxes based on the principles above. Both parties shall work together to reduce each other’s tax liabilities accrued under this Section 5.8.

5.9 Customer and Reseller Legacy Client Accounts. Radiant shall be responsible for the billing and collection of all Customer and Reseller Legacy Client accounts, including, without limitation, billing and collection of the purchase price payable by the Customers and the Reseller Legacy Clients for licenses and all recurring fees and charges payable by the Customers and the Reseller Legacy Clients, such as subscription fees for the Hosting Services, and maintenance and support fees. Radiant’s obligation to pay Enterprise amounts due with respect to Customers and Reseller Legacy Clients shall not be contingent upon collection of monies from Customers or Reseller Legacy Clients, as the case may be.

5.10 Delinquent Payment. Any amount due one party to the other party which becomes overdue shall bear interest at one percent (1%) simple interest per month, with interest commencing from the date payment was due. If Radiant fails to pay any Hosting Services fees or maintenance and support fees due hereunder for Customers or Reseller Legacy Clients, Enterprise shall have the right to suspend all Hosting Services and support and maintenance services (including the provision of Enhancements or Upgrades to Radiant) with respect to the Customers or Reseller Legacy Clients, as the case may be, for which payment has not been received until past due amounts are paid.

5.11 Additional Discounts. The parties agree that on a case-by-case basis, there may be specific client opportunities that will necessitate a deeper discount or pricing adjustment for Radiant. Any such adjustment in the discount percentage or price shall be subject to the written agreement of both parties; provided, however, that Enterprise shall have no obligation to grant any such discount.

5.12 Most Favored Nation. Except as otherwise provided in this Section 5.12, during the term hereof, should Enterprise sell standard uncustomized Enterprise Products to another reseller at prices that are lower than the prices contained on Exhibit N (taking into account any volume discount levels described thereon) (as the same may be amended or modified pursuant to Section 5.7 or this Section 5.12), then Enterprise shall notify Radiant of the same reasonably promptly after such sale. Such pricing shall be made available to Radiant for all Orders that do not constitute Accepted Orders (as defined in Section 9.1) and all future Orders, and Exhibit N shall be deemed to be amended to reflect such reduced pricing. If Radiant shall become entitled to such lower prices, but shall have made payment at any prices in excess thereof, Enterprise shall promptly refund the difference in price to Radiant. If Enterprise shall sell to another reseller new or different variants of the Enterprise Products that are not, at that time, listed on Exhibit N, Enterprise agrees reasonably promptly to notify Radiant and add such variants and their prices to Exhibit N and thereafter to make such variants available to Radiant at the prices made available to the other reseller. Notwithstanding the foregoing, without triggering the adjustment process contemplated in the aforementioned provisions of this Section 5.12, Enterprise shall have the right to sell Software or Hosting Services to a Person (“Strategic Reseller”) who or that has contracted with Enterprise to resell such Software or Hosting Services to one or a few specific prospective strategic clients; provided, however, that if (i) Enterprise shall offer to sell, commit to sell, or sell Software to a Strategic Reseller; (ii) the pricing offered, committed or made available to the Strategic Reseller is lower than the pricing then made available to Radiant; and (iii) Radiant, through its own efforts, is competing with the Strategic Reseller for the same strategic client(s) as the Strategic Reseller, then Enterprise agrees to make available to Radiant the same pricing that is being made available to the Strategic Reseller solely for resale to the strategic client(s); provided, further, however, that Enterprise shall have no obligation to notify Radiant of such prospective strategic relationship and any pricing reductions with respect to such strategic relationship shall not affect the normal pricing made available to Radiant. Further, Enterprise may give special promotional pricing to new, start-up resellers (“Promotional Pricing”), which Promotional Pricing will be made available to Radiant solely for the duration of the applicable promotion (it being understood that the subsequent increase in pricing to the same pre-promotion levels shall not be restricted by Section 5.7). Enterprise will provide Radiant with reasonably prompt notice of any Promotional Pricing. Enterprise agrees reasonably to provide information or materials to Radiant within a reasonable period of time after Radiant requests the same in writing to substantiate Enterprise’s contention that any such pricing constitutes Promotional Pricing. Further, if Radiant and Enterprise are both involved in the same competitive bid opportunity and Radiant is offering the prospective client the identical Software product mix as Enterprise is offering the prospective client, Enterprise will lower its price to Radiant for such Software solely for that competitive bid opportunity to a rate equal to the pricing offered to the applicable end user (but not subject to any discounts).

5.13 Franchisor and Co-op Pricing Arrangements. Radiant acknowledges that Enterprise may from time to time grant pricing concessions to franchisors, franchisee co-ops or others for the benefit of defined groups of potential clients (each a “Protected Group”). Any such concessions shall not be taken into account for purposes of determining whether Radiant is entitled to price reductions in accordance with Section 5.12. Enterprise shall maintain a current list of all such Protected Groups and their respective pricing concessions and shall make the list available to Radiant upon reasonable request. Radiant covenants and agrees that should Enterprise and its resellers be contractually prohibited from selling or attempting to sell the Enterprise Products or Hosting Services to any member of a Protected Group at prices that exceed the pricing concessions established for that Protected Group, Radiant and its Distributors shall comply with such prohibitions; provided, however, that the foregoing covenant shall not apply retroactively to binding contractual commitments (as opposed to contract pricing with no commitment to purchase) entered into between Radiant and any Customer or Legacy Client prior to the establishment of the pricing concession.

5.14 Subcontractor Agreements. Periodically, either party may approach the other with a subcontracting opportunity to provide staffing resources, technical expertise, or other services as a subcontractor associated with a larger effort. All such subcontracting agreements shall be established separately per written agreement and shall be billed in accordance with Section 5.4 (subject to applicable discounts set forth on Exhibit N).

5.15 Sales by Existing Resellers. The parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, if any Person that is a Radiant reseller as of the Effective Date shall desire to sell any Enterprise Product licenses or services related thereto to a Customer, Radiant shall be required to purchase such Enterprise Product licenses and services thereto on behalf of such reseller at the prices and subject to the discounts described on Exhibit N.

6. RADIANT’S OBLIGATIONS.

6.1 General Obligations. Subject to the terms and conditions of this Agreement, Radiant agrees to:

(i) In its sole discretion, use commercially reasonable efforts to market the Software to Customers;

(ii) As applicable, submit Orders for the purchase of subscriptions for the Hosting Services, licenses or subscriptions for the Enterprise Products and/or the purchase of support, maintenance, custom development or other services;

(iii) Provide, in a prompt and efficient manner, at Radiant’s discretion, the following Complementary Services (on terms and conditions and at prices determined by Radiant):

(a) installation services, including installing the Enterprise Products (other than the Tools) at the Customer’s, Legacy Client’s or a third party host’s data processing facilities and participating with the Customer or Legacy Client in the initial implementation of the Enterprise Products (other than the Tools);

(b) training services, including providing training in the functionality and operational aspects and capabilities of the Software to appropriate personnel of each Customer;

(c) Level 1 and Level 2 software support services to Customers and distributing to Customers, Error Corrections, Enhancements or Upgrades developed by Enterprise pursuant to its software support and maintenance obligations hereunder;

(d) hosting services directly to Customers or resell Enterprise’s Hosting Services (subject to Hosting Terms) to Customers; or

(e) configuration services, including, at a minimum, being able to provide customized software configurations upon request by Customers. The foregoing shall not be deemed to authorize Radiant to make modifications to or prepare

Derivative Works based upon the Enterprise Products. Whether or not to pursue such a configuration request is solely at the discretion of Radiant; and

(iv) Take all actions necessary or appropriate to protect the ability of either Radiant or Enterprise, or both, to prevent unauthorized Persons from reproducing, copying, marketing, selling, distributing, transferring, translating, modifying, adapting, disassembling or reverse engineering the Enterprise Products, creating Derivative Works based on the Enterprise Products, or misappropriating the Marks.

6.2 Software License Agreement. As a condition to Radiant’s right to sublicense the Software to Customers as permitted hereunder, Radiant agrees that each Customer will execute a Software License Agreement, which shall include at a minimum, the Software License Terms. Pursuant to Section 28, Enterprise shall have the right to audit Radiant’s compliance with this Section 6.2 by reviewing and making copies of such Software License Agreements provided Radiant shall have the right to redact from such documents any confidential pricing information.

6.3 Form of Complementary Services Agreement. In connection with selling Complementary Services to Customers, Radiant agrees to have each Customer sign an agreement, which may be the Software License Agreement (the “Complementary Services Agreement”), which shall contain the following provisions:

(i) Enterprise (referred to either by name or as a licensor) shall not be responsible for providing any of the Complementary Services to Radiant’s Customers, and Enterprise shall have no liability or responsibility to the Customers under the Complementary Services Agreement; and

(ii) Enterprise shall be expressly included, by name or named as a licensor, to the same extent as Radiant, in: (a) any limitation of liability provisions (such as disclaimers of warranties and limitations of liability to a specified sum of money); (b) any limitation of remedy (such as disclaimers of consequential, special, and/or punitive damages and lost profits); and (c) any limitation of time period in which legal action or arbitration proceedings may be brought by the Customer.

6.4 Failure of Certification. In the event Radiant is no longer Certified to provide specified services that are applicable to a Customer, at Enterprise’s request, Radiant shall discontinue all such specific services to such Customer. In such case, Enterprise may contact the Customer directly and encourage the Customer to purchase such specific services from Enterprise, and Radiant will cooperate with respect to the same.

6.5 Distributor Agreement. Radiant agrees that each Distributor will execute a Distributor Agreement, which shall include, at a minimum, the Distributor Terms.

6.6 Resale of Hosting Services. In connection with the resale of Hosting Services to Customers as permitted hereunder, Radiant agrees that Exhibit C sets forth the entire scope of the Hosting Services to be provided by Enterprise. Radiant shall not offer services, terms and conditions for Hosting Services in excess of, or more expansive than, those set forth on Exhibit C and Radiant agrees that each Customer receiving Hosting Services will execute an agreement containing, at a minimum, the Hosting Terms.

6.7 Representations by Radiant. Radiant will make no representations, guarantees or warranties about the Enterprise Products, Hosting Services, or the software support and maintenance services provided by Enterprise, unless such representations, guarantees or warranties are contained in materials which are provided by Enterprise to Radiant or are set forth in the Software License Terms; provided, however, that if Radiant desires to offer a prospective Customer a warranty that is different, in any respect, from a warranty Enterprise has provided to Radiant in Section 15 or in the Software License Terms, then Radiant may make a request in writing that Enterprise honor such different warranty, and Enterprise may, in its sole discretion, agree to honor such warranty by accepting such request in writing.

6.8 Review of Reseller Activities. Enterprise and Radiant will engage periodically in meetings with Radiant’s executives (“Executive Reviews”) to discuss performance, staffing and support issues, as well as emerging trends and opportunities, relative to this Agreement. These Executive Reviews will also be the mechanism for expanding and/or modifying the terms and conditions of this Agreement. Executive Reviews shall cover such topics as the parties may mutually agree.

6.9 Installed Customer Base Report. Within twenty (20) days following the end of each calendar quarter, Radiant will provide to Enterprise a report identifying the Customers and Legacy Clients of Radiant and such other relevant information as Enterprise may reasonably request (an “Installed Customer Base Report”).

6.10 Customer Satisfaction Surveys. Enterprise and Radiant agree to jointly conduct a minimum of one survey each year beginning on the Effective Date of Radiant’s Customers based on the latest Installed Customer Base Report. Radiant and Enterprise shall have a right to reasonably approve the content of the survey, which approval will not unreasonably be withheld or delayed.

6.11 Time Clocks.

(i) Purchase of Time Clocks. Enterprise may, from time to time during the term of this Agreement, issue to Radiant orders for one or more Time Clocks, which orders shall identify the number of Time Clocks Enterprise desires to purchase and the aggregate purchase price for such Time Clocks. Upon receipt of a written commitment to purchase Time Clocks, which commitment does not contain any additional or inconsistent terms to those set forth herein, Radiant will accept the order immediately and deliver to Enterprise the Time Clocks within 45 days after acceptance of the order. After delivery of the requested Time Clocks, Radiant will invoice Enterprise such Time Clocks, and Enterprise will pay such fees within 30 days after its receipt of the invoice. Title to all Time Clocks purchased hereunder and risk of loss or damage shall pass to Enterprise upon the earlier of the delivery to the carrier at the place of shipment or Enterprise’s receipt of the Time Clocks at Enterprise’s place of business.

(ii) Pricing of Time Clocks. The Time Clocks shall be priced at the rate and subject to the discounts set forth on Exhibit N. During the term hereof, should Radiant sell a Time Clock to another Person at a price that is lower than the price contained on Exhibit N (as the same may be amended or modified pursuant to this Section 6.11(ii)), then Radiant shall notify Enterprise of the same reasonably promptly after such sale. Such pricing shall be made available to Enterprise for all unfulfilled orders that have not been accepted by Radiant and all future orders, and Exhibit N shall be deemed to be amended to reflect such reduced pricing. If Enterprise shall become entitled to such lower price, but shall have made payment at any price in excess thereof, Radiant shall promptly refund the difference in price to Enterprise.

(iii) Price Changes on Time Clocks. Radiant shall have the right, at any time, to revise, change, alter or amend the Time Clock price set forth on Exhibit N upon six months notice to Enterprise. Notwithstanding the foregoing, any orders for Time Clocks submitted by Enterprise to Radiant prior to the effective date of the price change shall not be affected by any price change permitted hereunder.

(iv) Warranty. Radiant warrants that the Time Clocks shall conform to the descriptions set forth in Exhibit W, including any requirements and specifications set forth therein, and shall be free from material defects in materials and workmanship for a period of 12 months following delivery of the Time Clocks to Enterprise. If Enterprise believes that there is a defect in a Time Clock such that the Time Clock does not conform to this limited warranty, Radiant must be notified no later than 12 months following delivery of the Time Clock to Enterprise. Enterprise agrees that Enterprise’s or an Enterprise client’s sole remedy for such defect or non-conformity shall be the repair or replacement of the applicable Time Clock. Radiant shall have no obligation under this Section 6.11(iv) should the Time Clocks be modified, altered, or subjected to misuse, neglect, accident or improper use by Enterprise or an Enterprise client or any third party.

(v) Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SUBSECTION (iv) ABOVE, RADIANT DISCLAIMS ALL WARRANTIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE TIME CLOCKS, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. LEGACY CLIENTS.

7.1 Services Under Legacy Contracts. As a result of the Separation, it will be necessary for Enterprise to perform the Legacy Services under the Legacy Contracts applicable to each Enterprise Product. Accordingly, Radiant hereby engages Enterprise, and Enterprise hereby agrees to be engaged, to undertake the Legacy Services. Further, it may be desirable for Radiant to sell additional Enterprise Product licenses to Legacy Clients. The provision of Legacy Services by Enterprise and the sale by Radiant of additional Enterprise Product licenses are subject to the following:

(i) the Legacy Services for each Legacy Contract are specified therein;

(ii) as they relate to the Legacy Services, Enterprise shall be entitled to all of the benefits and rights of Radiant under each Legacy Contract; provided, that Enterprise’s rights to receive payments for Legacy Services are only as set forth in this Section 7. To the extent necessary to enforce or receive the benefit of such rights and benefits, Radiant, at its expense, will take such reasonable actions as are necessary in order to enforce the applicable Legacy Contracts on behalf of Enterprise;

(iii) the following provisions shall apply with respect to Radiant’s right to sell or continue to sell Enterprise Product licenses to Legacy Clients:

(a) during the initial 18-month period after the Effective Date, Radiant shall have the right to continue to sell Enterprise Product licenses to Legacy Clients pursuant to the terms (including the pricing therein) of applicable Legacy Contracts, but only if (1) the sale of such additional licenses is permitted by the applicable Legacy Contracts, (2) such sale of additional licenses does not exceed the normal buying patterns of the Legacy Client or represent a material quantity of licenses, and (3) such sale of additional licenses does not create an Additional Enterprise Obligation (as defined below); provided that all revenues that Radiant receives from such additional licenses shall be passed through to Enterprise pursuant to Section 7.1(iv). In the event Radiant is not entitled to continue to sell additional licenses solely as a result of a failure to meet the condition specified in (2) above, Enterprise agrees to consent to such sales of additional licenses unless it reasonably believes that such additional license sales will cause a material hardship on Enterprise;

(b) following the initial 18-month period after the Effective Date, Radiant shall have the right to continue to sell Enterprise Product licenses to Legacy Clients pursuant to the terms (including the pricing therein) of applicable Legacy Contracts, but only if the sale of additional licenses is required by the applicable Legacy Contracts; provided that all revenues that Radiant receives from such additional licenses shall be passed through to Enterprise pursuant to Section 7.1(iv), and

(c) during the term of this Agreement, Radiant shall have the right to sell ReMacs and Software licenses to Reseller Legacy Clients other than pursuant to subsections (a) or (b) above, provided, that, without the advance written consent of Enterprise, any such sale under this subsection (c) shall be made pursuant to a Software License Agreement containing, at a minimum, the Software License Terms.

For purposes hereof, an “Additional Enterprise Obligation” shall mean an obligation of Enterprise to provide services, including, without limitation, consulting and custom development services (but not including hosting, support or maintenance services), additional to the Legacy Services that Enterprise would be required to perform if no such additional licenses were sold. The foregoing provisions are not intended to apply, and shall not apply, to Enterprise Product licenses sold by Legacy Clients to Customers. (See Section 5.15).

Notwithstanding anything contained herein to the contrary, Radiant shall not sell ReMacs licenses after December 31, 2004.

(iv) except for revenues received or to be received from Reseller Legacy Clients, and subject to subsection (viii) below, Radiant will pass through to Enterprise all revenues that Radiant receives from such Legacy Clients for the Legacy Services and for Enterprise Product licenses (the Legacy Services and such licenses and subscriptions hereinafter referred to as the “Legacy Items”) and such revenues shall be paid to Enterprise within 10 days of Radiant’s receipt of same from such Legacy Clients (other than Reseller Legacy Clients), although if a Legacy Client (other than a Reseller Legacy Client) disputes fees payable to Radiant and such dispute relates to the Legacy Items, Radiant shall pay such fees to Enterprise promptly after the dispute is resolved. In the event of such a dispute, Radiant will provide Enterprise with documentation substantiating the existence of the dispute. To the extent Radiant wants to compromise all or part of the fees associated with the Legacy Items, Radiant will not do so without the prior written consent of Enterprise, which may be withheld in its sole discretion. Enterprise understands that Radiant has no obligation to pay for the Legacy Items (other than Legacy Services performed by or on behalf of or licenses sold to Reseller Legacy Clients) unless and until it receives payment from the applicable Legacy Clients; provided, however, that, Radiant agrees (i) to bill and attempt to collect the fees associated with the Legacy Items according to the following guidelines unless otherwise expressly stated in the applicable Legacy Contract: (a) support, maintenance, subscription or hosting fees shall be billed no later than the 10th day of the month in which the service is to be provided; (b) software licenses and subscriptions shall be billed within 3 days of notification of product shipment; and (c) professional services shall be billed on delivery of an Order, but in any event, no later than the third business day of the month following performance of the services; and (ii) upon request, to provide an accounts receivable trial balance report for Legacy Clients and, simultaneously with delivery to Legacy Clients, copies of applicable invoices to Enterprise. If any payments are past due more than 30 days, (x) Enterprise shall have the right to contact the delinquent Legacy Client in an effort to cause the Legacy Client to pay Radiant the fees owed and/or, if not prohibited by or in contradiction with the applicable Legacy Contract, suspend Legacy Services to such Legacy Client until such payments are received; and (y) Radiant shall, upon written request from Enterprise, exercise all of its remedies under the applicable Legacy Contract and otherwise diligently pursue its rights to payment thereunder, including, without limitation, by filing a lawsuit (at Enterprise’s cost and expense, including attorneys’ fees and witness fees, as applicable) against the applicable Legacy Client for fees owed; provided, however, that Enterprise agrees that Radiant shall not be required to pursue such remedies or rights to payment if Radiant pays Enterprise all amounts owed to Enterprise with respect to such Legacy Contract, provided, further, that if Radiant files a lawsuit pursuant to this subsection, Enterprise will indemnify Radiant with respect to any counterclaims based on the Legacy Services;

(v) the period during which Enterprise shall perform such Legacy Services shall commence on the Effective Date and shall terminate, with respect to each Legacy Contract, on the expiration, or earlier termination, of such Legacy Contract and cannot be extended without the advance written consent of Enterprise;

(vi) Radiant may terminate the Legacy Services with respect to a specific Legacy Contract if Enterprise materially breaches its obligations under this Section 7.1,

and fails to cure the breach within 30 days after written notice from Radiant (unless the breach, by its nature, is curable but incapable of being cured within such 30-day period, then, in that event, so long as Enterprise is diligently attempting to cure such breach, within a reasonable period after receipt of such notice) specifying the breach and requesting that it be cured. Enterprise may terminate the Legacy Services with respect to a specific Legacy Contract in the event Radiant fails to pay amounts due under this Section 7.1 for such Legacy Contract and fails to cure the failure within 20 days after written notice from Enterprise specifying the failure and requesting that it be cured;

(vii) the Legacy Services shall be performed consistent with each Legacy Contract; provided, however, that Enterprise has no right or authority to bind or obligate Radiant;

(viii) Enterprise shall be responsible for all expenses and costs it incurs in performing the Legacy Services, except to the extent such expenses and costs are to be borne by a Legacy Client pursuant to a Legacy Contract, in which case, Radiant shall reimburse Enterprise for all such expenses and costs not reimbursed by the applicable Legacy Client; provided, Enterprise agrees to use reasonable efforts to assist Radiant in recovering such unreimbursed expenses and costs;

(ix) Enterprise and Radiant will make no representations, warranties or guarantees to Legacy Clients regarding the Legacy Services without the other party’s prior written consent;

(x) the parties agree to allocate the risk of liability with respect to the Legacy Services in accordance with Section 18 below;

(xi) Radiant will not amend a Legacy Contract or enter into a new agreement with a Legacy Client (other than a Software License Agreement) without Enterprise’s prior written consent if such amendment would have the effect of modifying, altering or changing the Legacy Services or the economic terms of the Legacy Contract that affect the Legacy Services, requiring Enterprise to otherwise perform additional or different services, increasing Enterprise’s liability thereunder, or requiring Enterprise to sell or license additional or different products or services than as otherwise set forth in such Legacy Contract. Notwithstanding the foregoing, during the initial 18-month period following the Effective Date, Radiant may extend the term of its support and maintenance obligations to a Legacy Client pursuant to the terms of an applicable Legacy Contract if not prohibited by such Legacy Contract; following such 18-month period, Radiant, without Enterprise’s advance written consent, shall not extend the term of such support and maintenance obligations unless the applicable Legacy Contract expressly so requires. Furthermore, upon Enterprise’s request, Radiant agrees to raise prices on all Legacy Services pursuant to each Legacy Contract in connection with such extension or otherwise if permitted to do so under each such Legacy Contract; and

(xii) if a Legacy Client requests its desire to terminate its relationship with Radiant in order to license products and receive services from Enterprise, Radiant will facilitate such change provided the Legacy Client pays Radiant any and all monies due and owing and executes a full release in favor of Radiant.

Enterprise hereby confirms that Radiant has made the Legacy Contracts available for Enterprise’s review prior to the Effective Date, and, except as expressly provided in this Agreement, Enterprise is not reliant on Radiant for any information, material or resources in order to perform the Legacy Services. Radiant agrees reasonably to cooperate with Enterprise in connection with Enterprise’s performance of the Legacy Services. For the avoidance of doubt, the parties acknowledge and agree that Radiant shall be responsible for all services under the Legacy Contracts, other than services that constitute the Legacy Services.

7.2 Rebates/Credits. The parties acknowledge that pursuant to the terms of selected Legacy Contracts, rebates and/or credits are due, or will become due, to Legacy Clients as a result of product purchases such Legacy Clients made, or will make in the future. To avoid any inequities, the parties agree in good faith to meet within 30 days after the Effective Date, and on a regular basis thereafter, to reconcile and determine with respect to any outstanding rebates or credits, which party should bear responsibility for paying any such outstanding rebates or credits. Additionally, during such meeting(s), the parties in good faith shall develop a mutually acceptable plan for handling such rebates or credits that may arise in the future. The parties agree that in trying to properly and equitably apportion the responsibilities for rebates and credits, they will look to which party receives the most benefit from the Legacy Client’s purchases that triggered such rebates and/or credits.

8. OWNERSHIP.

8.1 Rights in Enterprise Products. Radiant acknowledges and agrees that, following the Separation, Enterprise will be the owner of the Software, Upgrades, Enhancements, VLM, ReMacs, Tools, Permitted Modifications, the POS Management Module, the Epsilon Interfaces and all Additional Enhancements, and, in each case any modifications, enhancements, additions, upgrades and Derivative Works thereto, whether made by Enterprise, Radiant or a third party with Enterprise’s permission. The parties acknowledge and agree that, following the Effective Date, Enterprise and Radiant will be joint owners of the RSL Code and Batch Hand Held Code (as provided in Section 4.1(ii)). Enterprise acknowledges and agrees that interfaces from Radiant’s products to an Enterprise Product, developed by Radiant after the Separation, that operate in conjunction with the Enterprise Product but contain no portion of the Enterprise Product, shall be the exclusive property of Radiant. Without limiting the foregoing, Radiant understands that in preparing the Software for use by Customers, Radiant or the Customers may be required to configure aspects of the Enterprise Products. Radiant acknowledges and agrees that any such configuration shall be deemed part of the Enterprise Products, shall be the exclusive property of Enterprise, and Enterprise shall have unlimited use of such configurations, now or in the future. Each party (“Obligor”) agrees to transfer, convey and assign to the other party (“Owner”), and to cause its officers, directors, employees and agents to transfer, convey and assign to Owner all right, title and interest in and to any and all intellectual property rights, including, without limitation, patents, trademarks, trade names and copyrights, in which the Obligor acquires an interest which, in accordance with the provisions of this Agreement, including this Section 8.1 and Section 4.4, are owned by Owner. Without limiting the generality of the foregoing, if for any reason, Obligor or its officers, directors, employees or agents acquires or may be deemed to have acquired any rights in or to any of the intellectual property of Owner, Obligor shall execute, and shall cause each such officer, director, employee or agent to execute such acknowledgments, grants and assignments of rights, including all copyrights, in and to the intellectual property of Owner, as Owner may reasonably request (and which documents are reviewed and approved by counsel for Obligor) for the purpose of evidencing, enforcing, registering or defending its ownership of such intellectual property. Obligor hereby irrevocably appoints Owner as its agent to execute and deliver any such documents that Obligor fails or refuses to execute promptly, this power and agency being coupled with an interest and being irrevocable.

8.2 Limitation on Grant of License. Radiant further acknowledges and agrees that, except for Radiant’s limited license described in Section 4 of this Agreement, this Agreement does not grant to Radiant any right, title or interest in the Enterprise Products, in any form or in any copies thereof, including all worldwide copyrights, trade secrets, patent rights and any other confidential or Proprietary Information.

8.3 Trademark Rights. Radiant acknowledges and agrees that Enterprise is the owner of all right and title and interest in and to the Marks, and Radiant will not use any of the Marks in any manner whatsoever except as expressly provided in this Agreement. Enterprise acknowledges and agrees that Radiant is the owner of all right and title and interest in and to the Radiant Marks, and Enterprise will not use any of the Radiant Marks in any manner whatsoever except as expressly provided in this Agreement.

9. ORDERING AND DELIVERY.

9.1 Ordering. Radiant may order subscriptions for the Hosting Services or licenses for the Enterprise Products (other than the Tools) for resale to Customers or, as reflected in Section 7, Legacy Clients by submitting a signed Order to Enterprise for Enterprise’s acceptance. An Order upon which Enterprise has issued an invoice to Radiant or upon which Enterprise has otherwise commenced performance shall be deemed accepted by Enterprise (“Accepted Order”). Only those terms on the face of the Accepted Order that do not conflict with the provisions of this Agreement shall be enforceable. When accepted by Enterprise, an Order shall bind the parties hereto to the terms on the face of the Order.

9.2 Delivery. With respect to Customers that do not purchase Hosting Services or Legacy Clients, Enterprise shall deliver the applicable Enterprise Products to the Customer, Legacy Client or Radiant, as determined by the parties, within 30 days of Enterprise’s receipt and acceptance of a completed Order therefor from Radiant. With respect to Customers that purchase Hosting Services, Enterprise shall activate the Customer’s account for the applicable Enterprise Products within 30 days of Enterprise’s receipt and acceptance of a completed Order therefor from Radiant. Notwithstanding the foregoing, if any Accepted Order contains any request that requires Enterprise to customize applicable Enterprise Products or provide any other development work, the 30-day delivery and activation obligations set forth in this Section 9.2 shall not apply and Enterprise shall deliver or activate such applicable Enterprise Products within a time period that Enterprise determines, in its sole discretion, is reasonable under the circumstances or, if applicable, as stated in the Accepted Order.

10. HOSTING SERVICES. In connection with the use of the Software by Customers, Enterprise acknowledges that Customers will have the following options with respect to hosting services:

(i) Radiant shall have the right, but not the obligation, to offer hosting services for the Software to a Customer provided (a) Radiant meets Enterprise’s hosting specifications, as published, supplemented and amended from time to time by Enterprise, (b) Radiant has obtained and continues to maintain the required Certification for providing hosting services; and (c) the Customer agrees to be bound by the Hosting Terms applicable to Customers;

(ii) Any Customer may request that the hosting be performed at the data processing facilities of the Customer or a third party host approved by Enterprise, which approval shall not be unreasonably withheld; provided, however, that Enterprise shall be deemed to reasonably withhold such approval if such Customer or third party is not certified to host the Software in accordance with Enterprise’s Certification requirements. Enterprise shall not be responsible for any hosting services provided by the Customer or a third party host pursuant to this paragraph, nor shall such hosting services be deemed to be “Hosting Services” under this Agreement. As a condition to such hosting services, (a) the data processing facilities of the Customer or third party host, as the case may be, must meet Enterprise’s hosting specifications, as supplemented or amended from time to time by Enterprise, and (b) if applicable, the third party host must agree in writing to be bound by, at a minimum, the Hosting Terms applicable to third party hosts;

(iii) Radiant shall have the right to resell Enterprise’s Hosting Services as permitted herein, subject to, at a minimum, the Hosting Terms, for which Enterprise will be paid fees in accordance with Section 5.3; or

(iv) Radiant shall have the right to refer Customers to Enterprise as the preferred vendor for hosting services.

Enterprise agrees that in the event it intends to cease providing Hosting Services to Customers, it shall provide Radiant with no less than 120 days advance written notice, and upon Radiant’s request, Enterprise shall provide, at the rates set forth on Exhibit N, Radiant with access to, and information concerning, Enterprise’s Hosting System and all such related equipment, data, files, formats and similar such material, in order that Radiant shall have the capacity and capability to provide such hosting services to the Customers. Nothing in the preceding sentence is intended to be construed so as to permit Enterprise to avoid its contractual obligations to Customers with respect to such Hosting Services.

11. TESTING; SUPPORT LIFE. Prior to distribution of a new general release of the Software (i.e. that which is generally distributed to Enterprise’s clients) or an Upgrade thereto, Radiant shall be entitled to test the new general release or Upgrade for a period of 45 days. During such testing, Radiant shall have the right to comment on and make suggestions with respect to the new general release or Upgrade, and Enterprise shall take such comments and suggestions into account prior to releasing the same. The parties agree that the support life cycle for a new general release or Upgrade shall begin on the date Enterprise generally releases such new general release or Upgrade and will continue for 30 months thereafter.

12. DELIVERY AND USE OF SOURCE CODE.

(i) Simultaneously with the execution of this Agreement, the parties will enter into a source code escrow agreement (or an amendment to an existing source code escrow agreement (“Escrow Agreement”)) with DSI Technology Escrow Services, Inc. or another escrow agent mutually acceptable to both parties (“Agent”). Radiant shall pay all fees required to be paid in connection with the Escrow Agreement. Reasonably promptly after delivery by Enterprise to a Legacy Client or a Customer of any Enterprise Product or an Upgrade thereto, Enterprise shall deposit with the Agent, on a mutually agreeable media, an accurate and complete copy of the then-current version of the Source Code and Executable Code version of such Enterprise Product or Upgrade, including, if applicable, the Application Code and the Platform Code. The parties acknowledge that the ReMacs/VLM Code has already been deposited with the Agent. For purposes of this Section 12, “Escrowed Items” shall mean the Source Code and Executable Code of Enterprise Products, including the Application Code, the Platform Code and the ReMacs/VLM Code. Enterprise shall provide upgrades to the Escrowed Items to the Agent reasonably promptly after Enterprise makes an Upgrade generally available to other resellers or clients.

(ii) The Escrow Agreement shall provide for a mechanism pursuant to which a Customer or a Legacy Client can be added as a beneficiary of the Escrow Agreement if a Software License Agreement or Legacy Contract, respectively, requires the same. Enterprise acknowledges and agrees that, commencing with the Effective Date, it will assume responsibility for adding any Customer as a beneficiary under the Escrow Agreement subject to the payment of any applicable fees. For Legacy Clients who were permitted to become beneficiaries of the Escrow Agreement prior to the Effective Date, but who, for whatever reason failed to do so, Radiant shall retain responsibility for ensuring such Legacy Clients are so added and that it shall reimburse Enterprise for reasonable expenses, administrative and clerical costs (as detailed on Exhibit N) it incurs in assisting Radiant to accomplish the foregoing. Radiant acknowledges its responsibility for depositing the Escrowed Items with the Agent prior to the Effective Date. If Radiant failed to fulfill such responsibility, then upon Radiant’s request, Enterprise shall deposit the Escrowed Items with the Agent and Radiant will reimburse Enterprise for its reasonable expenses, administrative and clerical costs in undertaking such depositing.

(iii) The parties understand and agree and the Escrow Agreement shall reflect that the Escrowed Items or portions thereof will be released to Radiant or the applicable Customer or Legacy Client, as the case may be, solely under the following circumstances (except as other expressly provided in a Legacy Contract or related escrow agreement):

(a) upon resolution of the dispute resolution procedure in the Escrow Agreement or Legacy Contract or Software License Agreement, as applicable, all of the Escrowed Items will be released to Radiant if Enterprise fails to comply with all or substantially all of its support obligations to all Customers and all Legacy Clients under this Agreement for a period of 7 consecutive days;

(b) the Application Code will be released to Radiant upon written request to the Escrow Agent;

(c) if the Escrow Agent is required to release any portion of the Escrowed Items to a Legacy Client or Customer (subject to the applicable dispute resolution procedure, if any, set forth in the applicable Legacy Contract, Software License Agreement, or related escrow agreement), such portion of the Escrowed Items shall be released to the applicable Legacy Client or Customer, as the case may be, and Radiant.

For the avoidance of doubt, Radiant acknowledges and agrees that the Platform Code shall not be released, under any circumstances, to Customers (unless expressly permitted by the Software License Terms, in which case, subsection (iii)(c) shall govern).

(iv) Notwithstanding the foregoing, if the Application Code is released or has previously been released to Radiant pursuant to subsection (iii)(b) above, any portion of the Escrowed Items is requested to be released by a Legacy Client or Customer pursuant to subsection (iii)(c) above, and Radiant uses the Application Code to provide support and maintenance services for such Legacy Client or Customer, then (1) the applicable dispute resolution procedure in the Escrow Agreement shall continue notwithstanding the fact that Radiant is providing support and maintenance services to such Legacy Client or Customer, (2) Enterprise shall not be required to perform Legacy Services (with respect to any such Legacy Client) or any support, maintenance or other services (with respect to any such Customer) while Radiant is providing support and maintenance services to such Legacy Client or Customer, and (3) Radiant shall pay Enterprise all fees with respect to such services as if Enterprise were in fact performing such services; provided, however, that if it is ultimately determined that the portion of the Escrowed Items was properly released pursuant to the applicable Legacy Contract, Software License Agreement or applicable escrow agreement, then Enterprise will reimburse Radiant for all such fees paid to Enterprise during the period that such services not being performed by Enterprise. Additionally, Radiant shall pay Enterprise all fees with respect to support and maintenance services performed for a Legacy Client or Customer by Radiant using the Application Code, unless Enterprise has failed to comply with all or substantially all of its support obligations with respect to such Legacy Client or Customer for a period of 30 consecutive days, and such failure constitutes a material breach under the applicable Legacy Contract or Software License Agreement, including any applicable cure periods.

(v) The parties agree that the following additional terms shall apply to the escrow of the Escrowed Items or portion thereof, the release of Escrowed Items or portion thereof, and the use of the Escrowed Items or portion thereof upon release: (1) if Escrow Agent is required to release Escrowed Items pursuant to subsection (iii)(c) above, only the portion of the Escrowed Items that is required to be released pursuant to the applicable escrow agreement and that affects the applicable Legacy Client or Customer, as the case may be, shall be released (unless the applicable Legacy Contract, Software License Agreement or escrow agreement expressly provides otherwise); (2) Radiant or such other beneficiary of the Escrowed Items or portion thereof will maintain the confidentiality of the Escrowed Items or portion thereof in accordance with Section 19 below; (3) Radiant or such other beneficiary (subject to the terms and conditions to which such other beneficiary is subject) shall be required to return to escrow the Escrowed Items or portion thereof and all modifications thereof promptly to Enterprise upon Enterprise reasonably establishing that the circumstances that triggered the release of the Escrowed Items or portion thereof have been resolved, removed or alleviated; and (4) Escrow Agent shall reasonably permit an independent third party engaged by Radiant and approved in writing by Enterprise (which approval will not unreasonably be withheld), which independent third party shall execute a confidentiality agreement in form and substance reasonably satisfactory to Enterprise, to ensure that the Source Code initially deposited into escrow by Enterprise pursuant to this Agreement and any Upgrades are deposited into escrow; provided, however, that such independent third party must be accompanied by a representative of Enterprise and such review of Source Code shall only be available for the sole purpose of showing that the Source Code, when compiled, results in Executable Code for the applicable Enterprise Product or Upgrade. Radiant, on a time and materials basis (subject to the applicable discount set forth on Exhibit N), will train Enterprise on modifications made by Radiant to the Escrowed Items or portion thereof. Subject to the terms and conditions of this Section 12 and Section 4.4(iv), Enterprise hereby grants Radiant a non-exclusive, non-assignable, non-transferable and limited license to use the Escrowed Items or portion thereof, when released, solely for the purpose of providing support and maintenance services to Legacy Clients or Customers, as the case may be, pursuant to Legacy Contracts or Software License Agreements. Notwithstanding anything contained herein to the contrary, Radiant agrees that it shall not use the Source Code as a means for substituting itself as the provider of Level 3 support and maintenance services to customers or Legacy Clients except as expressly provided in this Section 12.

13. ADDITIONAL TRAINING. Radiant agrees to undertake such training that Enterprise reasonably determines is necessary for Radiant to be an authorized reseller of the Enterprise Products (other than the Tools), Hosting Services and Complementary Services. Enterprise agrees that all such training requirements shall be reasonable in light of the circumstances at the time and shall not be arbitrary or capricious. Enterprise will charge its then-current professional services rates subject to the discount set forth in Exhibit N for any such training.

14. SERVICES TO BE PROVIDED BY ENTERPRISE.

14.1 Software Support Services. Enterprise and Radiant will provide the support services in accordance with the obligations set forth on Exhibit P; provided, however, that such support shall only be required to be provided by Enterprise to or with respect to Customers that are entitled to receive support services and with respect to which Enterprise has been paid all applicable support and maintenance services fees.

14.2 Sales and Marketing Support. Enterprise may assist in the promotion of Radiant’s sales and Complementary Service capabilities to the Customers. All such assistance shall be provided only on the mutual agreement of both parties.

14.3 Development Services. Radiant may from time to time request that Enterprise develop Additional Enhancements or undertake other custom development activities (collectively, “development services”). All requests for development services shall be submitted to Enterprise in writing. Upon receipt of the request, Enterprise shall either reject the request in writing or provide Radiant with a “Statement of Work” outlining the deliverables and the fees and payment terms for the requested development services. Development services will be performed at Enterprise’s then-current professional services rates after applying the applicable discount set forth on Exhibit N or as otherwise agreed to in writing by Radiant and Enterprise. Enterprise’s obligation to provide the development services shall not arise until an authorized representative of Radiant executes and returns the unmodified Statement of Work to Enterprise. The Statement of Work shall include, if applicable, the following: (i) scope of work to be performed; (ii) description of services; (iii) performance standards and criteria; (iv) a timetable; (v) deadlines or other milestones or criteria for performance; (vi) testing processes; (vii) resources to be provided by each party; (viii) fee structure and rates; and (ix) description of functionality to be added to the Software.

14.4 Software Maintenance Services. Enterprise will provide Radiant with the software maintenance services in accordance with the obligations set forth on Exhibit P. The content and timing of Enhancements or Upgrades will be determined by Enterprise in its sole discretion. All requests for Enhancements other than those included in a generally released Upgrade shall be submitted to Enterprise in the form of a request for development services, as described in Section 14.3 above, which shall be subject to Enterprise’s acceptance, in its sole discretion. Radiant shall not provide an Upgrade or Enhancement to a Customer or Legacy Client unless the Customer or Legacy Client has a right to receive such Upgrade pursuant to the applicable Software License Agreement or Legacy Contract, as the case may be, and Enterprise has received all amounts required to be paid by or with respect to such Customer or Legacy Client under the applicable Software License Agreement, Legacy Contract (or other applicable agreement) or this Agreement, as the case may be.

14.5 Hosting Services. Enterprise will provide Hosting Services to the Customers to which Radiant has resold Hosting Services in accordance with its service offering as described on Exhibit C, as may be modified from time to time by Radiant and Enterprise. Upon reasonable request from Radiant, Enterprise shall provide Radiant with a Hosting Services report providing information on the number of active Customers receiving Hosting Services from Enterprise and the Software modules in use by such Customers.

15. WARRANTIES, COVENANTS AND DISCLAIMERS.

15.1 Enterprise Products. Enterprise warrants to Radiant that the Enterprise Products will conform to the Documentation for the Enterprise Products, provided that the Enterprise Products are used in accordance with the Documentation. If Radiant believes that there is a defect in the Enterprise Products such that it does not conform to this limited warranty, Enterprise must be notified immediately, but no later than 90 days following the delivery or, in the case of hosted applications, first use of the Enterprise Products to or by the Customer or the Legacy Client (as the case may be) affected by the alleged defect. Radiant agrees that a Customer’s or Legacy Client’s sole remedy for such non-conformities in the Enterprise Products shall be the repair or replacement of the Enterprise Products, with such replacement to be substantially equivalent in functionality to the item replaced. Enterprise shall have no obligation under this Section 15.1 should the Enterprise Products be modified, altered, merged or subjected to misuse, neglect, accident or improper use by Customer or Legacy Clients or any third party.

15.2 Professional and Workmanlike Manner, etc. All services to be provided by Enterprise and Radiant hereunder, including, without limitation, hosting services, support and maintenance services and development services, shall be performed in a professional and workman-like manner and in accordance with all applicable laws.

15.3 All Rights to Perform. Enterprise represents and warrants to Radiant that: (i) Enterprise has full authority to execute and perform this Agreement; and (ii) Enterprise’s execution and performance of this Agreement will not violate any law or breach any other agreement.

15.4 Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE SOFTWARE LICENSE TERMS, ENTERPRISE DISCLAIMS ALL WARRANTIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE ENTERPRISE PRODUCTS, THE TOOLS AND THE HOSTING, SUPPORT, MAINTENANCE OR OTHER SERVICES PROVIDED BY ENTERPRISE, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.5 Internet Disclaimer. Radiant understands and agrees that the Hosting Services that may be provided by Enterprise hereunder involves the use of, or connection to, the internet which is inherently insecure and potentially unstable and that connection to the internet provides opportunity for unauthorized access by a third party to Enterprise’s, Customer’s or Legacy Client’s computer systems, networks and any and all information stored therein. INFORMATION TRANSMITTED AND RECEIVED THROUGH THE INTERNET CANNOT BE EXPECTED TO REMAIN CONFIDENTIAL AND ENTERPRISE DOES NOT GUARANTEE THE PRIVACY, SECURITY, AUTHENTICITY AND NON-CORRUPTION OF ANY INFORMATION SO TRANSMITTED, OR STORED IN ANY SYSTEM CONNECTED TO THE INTERNET. ENTERPRISE SHALL NOT BE RESPONSIBLE FOR ANY ADVERSE CONSEQUENCES WHATSOEVER OF ANY CUSTOMER’S OR LEGACY CLIENT’S CONNECTION TO, OR USE OF, THE INTERNET AND ENTERPRISE SHALL NOT BE RESPONSIBLE FOR ANY USE BY THE CUSTOMER OR LEGACY CLIENT OR CUSTOMER’S OR LEGACY CLIENT’S WORKERS OF ANY INTERNET CONNECTION IN VIOLATION OF ANY RULE, LAW OR REGULATION.

15.6 Warranty Requests. Enterprise and Radiant shall mutually agree upon a methodology for honoring warranty requests from Customers which will include Radiant forwarding all warranty requests to Enterprise.

15.7 Compliance with Laws. Each party agrees to obtain all necessary approvals, actions or authorizations by any governmental authority or agency, and to otherwise comply will all applicable laws, rules and regulations, in connection with the performance of its obligations under this Agreement.

16. REPRESENTATIONS AND WARRANTIES BY RADIANT. Radiant represents and warrants to Enterprise that: (i) Radiant has full authority to execute and perform this Agreement; (ii) Radiant’s execution and performance of this Agreement will not violate any law or breach any other agreement; (iii) there are no actions, suits, charges, complaints, proceedings, court orders or governmental authority orders or known investigations pending or, to the knowledge of Radiant, threatened against Radiant or its Affiliates, pursuant to, under, or with respect to any Legacy Contract, and there is no basis reasonably known to Radiant for any of the foregoing; and (iv) as of the Effective Date, it has performed, in all material respects, all of its obligations required to be performed in connection with each Legacy Contract, it is not in material breach of any such Legacy Contract, and it is not in receipt of any written claim of material default or material breach under any Legacy Contract, nor has an event occurred that, with notice or lapse of time, will give rise to such a material breach or material default.

17. TRADEMARKS.

17.1 Use of Marks. Radiant’s use of the Marks shall at all times be in accordance with guidelines Enterprise may reasonably establish in its sole discretion, including using the appropriate trademark notices and styles. Radiant acknowledges and agrees that this Agreement does not constitute any conveyance of any right, title and interest in or to any of the Marks, except for the limited right of use described in Section 4 herein. Radiant shall submit to Enterprise for Enterprise’s approval, any and all materials bearing or including any of the Marks, at least 15 days prior to Radiant’s first use of such materials. Radiant agrees not to commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair the rights, title or interest of Enterprise in and to the Marks. Radiant agrees not to assert any claim or assert any rights, title or interest in or to the Marks in any way. The parties agree that all uses of the Marks by Radiant shall be in such a manner as to inure at all times to the benefit of Enterprise. Radiant shall not use any language or display any Marks in such a manner as to create the impression that the Marks belong to, or are owned by, Radiant. Upon the request of Enterprise, Radiant agrees to discontinue the use of: (i) any Marks being used by Radiant in a manner that is inconsistent with the guidelines set forth above; (ii) any trademark, service mark or trade name deemed by Enterprise to create a likelihood of confusion with a Mark; or (iii) any Mark which may be the subject of a dispute between Enterprise and a third party.

17.2 Use of Radiant Marks. Enterprise’s use of the Radiant Marks shall at all times be in accordance with guidelines Radiant may reasonably establish in its sole discretion, including using the appropriate trademark notices and styles. Enterprise acknowledges and agrees that this Agreement does not constitute any conveyance of any right, title and interest in or to any of the Radiant Marks, except for the limited right of use described in Section 4 herein. Enterprise shall submit to Radiant for Radiant’s approval, any and all materials bearing or including any of the Radiant Marks, at least 15 days prior to Enterprise’s first use of such materials. Enterprise agrees not to commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair the rights, title or interest of Radiant in and to the Radiant Marks. Enterprise agrees not to assert any claim or assert any rights, title or interest in or to the Radiant Marks in any way. The parties agree that all uses of the Radiant Marks by Enterprise shall be in such a manner as to inure at all times to the benefit of Radiant. Enterprise shall not use any language or display any Radiant Marks in such a manner as to create the impression that the Radiant Marks belong to, or are owned by, Enterprise. Upon the request of Radiant, Enterprise agrees to discontinue the use of: (i) any Radiant Marks being used by Enterprise in a manner that is inconsistent with the guidelines set forth above; (ii) any trademark, service mark or trade name deemed by Radiant to create a likelihood of confusion with a Radiant Mark; or (iii) any Radiant Mark which may be the subject of a dispute between Radiant and a third party.

17.3 Notice of Infringements. Radiant will promptly notify Enterprise of any and all infringements or attempted infringements of any of the Marks that may come to Radiant’s attention, and Radiant will assist Enterprise, at Enterprise’s expense (unless such infringement was due to Radiant’s negligence or intentional conduct, in which case, Radiant shall bear such expense), in taking such action against the infringers as Enterprise may elect in its sole discretion. Enterprise will promptly notify Radiant of any and all infringements or attempted infringements of any of the Radiant Marks that may come to Enterprise’s attention, and Enterprise will assist Radiant, at Radiant’s expense (unless such infringement was due to Enterprise’s negligence or intentional conduct, in which case, Enterprise shall bear such expense), in taking such action against the infringers as Radiant may elect in its sole discretion.

18. INDEMNIFICATION.

18.1 Indemnification by Enterprise. Enterprise will hold harmless, indemnify and defend the Radiant Parties (as defined below) from and against any and all costs, liabilities, losses, damages, claims, demands, penalties, fines, judgments or settlements of any kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable expenses, costs and attorneys’ fees relating thereto (collectively, “Losses”) arising out of, related to, or resulting from:

(i) any claim by a Customer or Legacy Client that the Enterprise Products violate or infringe upon any copyright, patent (issued in any country within the European Union, the United States, Japan, Australia or New Zealand), trade secret or other intellectual property right of any third party wherever located or contributes to such violation or infringement;

(ii) any claim that a Radiant Party’s use of the Mark(s) infringes the intellectual property rights of a third party, provided such Radiant Party’s use of the Mark(s) is consistent with this Agreement.

For purposes hereof, Radiant, its subsidiaries, and their respective officers, directors, employees and agents shall individually constitute a “Radiant Party” and collectively, the “Radiant Parties.”

If such claim with respect to the Enterprise Products has occurred or, in Enterprise’s judgment, is likely to occur, Radiant agrees to allow Enterprise, at Enterprise’s option and expense, to: (a) settle or defend against such claim; or (b) replace or modify the Enterprise Products (in each case, so that the resulting products are the functional equivalent to the applicable Enterprise Products) so as to avoid infringement. The indemnification offered in this Section 18.1 with respect to the Enterprise Product will not apply to any claim resulting from the modification of the Enterprise Products performed other than by Enterprise, from the use of the Enterprise Products other than as permitted under this Agreement or from any use of the Enterprise Products in combination with any other computer software programs, equipment or technology other than in accordance with the Documentation. Except as provided in the Separation Agreement, this Section 18.1 states Enterprise’s entire obligation regarding patent, copyright, trade secret or other infringement with respect to the Enterprise Products.

18.2 Indemnification by Radiant. Radiant will hold harmless, indemnify and defend Enterprise, and its subsidiaries and their respective officers, directors, employees and agents (individually, an “Enterprise Party” and collectively, the “Enterprise Parties”), from and against any and all Losses arising out of, related to, or resulting from:

(i) the failure to include all Software License Terms in a Software License Agreement, modifications to any Software License Terms in a Software License

Agreement, the failure to include all Hosting Terms in an agreement for Hosting Services, modifications to any Hosting Terms in an agreement for Hosting Services, the failure to include all Distributor Terms in a Distributor Agreement, or modifications to any Distributor Terms in a Distributor Agreement;

(ii) any statements, claims, representations or warranties made by a Radiant Party about the Enterprise Products or Hosting Services other than as provided in the Documentation or other written materials provided by Enterprise;

(iii) any claim by a Person that the Enterprise Products violate or infringe upon any copyright, patent (issued in any country within the European Union, the United States, Japan, Australia or New Zealand), trade secret or other intellectual property rights or any third party wherever located or contribute to such infringement, in each case to the extent such claim is based on or arises from any modifications or enhancements to the Enterprise Products made by Radiant with the Tools or otherwise;

(iv) any claim that an Enterprise Party’s use of the Radiant Mark(s) infringes the intellectual property rights of a third party, provided such Enterprise Party’s use of the Radiant Mark(s) is consistent with this Agreement; or

(v) any failure on the part of a Radiant Party to pay any taxes, duties or assessments due hereunder.

18.3 Indemnification under Legacy Contracts. The following shall apply with respect to the allocation of liability under the Legacy Contracts:

(i) Radiant will be liable for and will hold harmless, indemnify and defend Enterprise from and against any and all Losses, including, without limitation, Losses resulting from penalties, required rebates, holdbacks, forfeitures or other payments due, arising out of, related to, or resulting from any Legacy Contract (other than a Strategic Legacy Contract), including, without limitation, the performance or non-performance thereunder, to the extent such Losses were not incurred as a result of Enterprise’s failure to perform or breach in the performance of the Legacy Services (other than Strategic Legacy Services) in accordance with this Agreement;

(ii) Enterprise will be liable for and will hold harmless, indemnify and defend Radiant from and against any and all Losses, including, without limitation, Losses resulting from penalties, required rebates, holdbacks, forfeitures or other payments due, arising out of, related to, or resulting from any Legacy Contract (other than a Strategic Legacy Contract) to the extent such Losses were incurred as a result of Enterprise’s failure to perform or breach in the performance of the Legacy Services (other than Strategic Legacy Services) with respect to such Legacy Contract; and

(iii) Liability with respect to Strategic Legacy Contracts shall be allocated as follows:

(a) during the initial 18-month period following the Effective Date, each party shall be liable for and will hold harmless, indemnify and defend the other party from and against its share of Pro Rata Losses (as defined below); and

(b) following such 18-month period, Enterprise shall be liable for and will hold harmless, indemnify and defend Radiant from and against any and all Losses, including, without limitation, Losses resulting from penalties, required rebates, holdbacks, forfeitures, or other payments due, arising out of, relating to or resulting from any Strategic Legacy Contract.

For purposes of this Section 18.3(iii), the following definitions shall apply:

“Pro Rata Losses” shall mean:

(x) with respect to Enterprise, the amount of any Losses, including, without limitation, Losses resulting from penalties, required rebates, holdbacks, forfeitures or other payments due, arising out of, relating to or resulting from any Strategic Legacy Contract multiplied by a fraction the numerator of which is the Enterprise Revenue, and the denominator of which is the Total Revenue, and

(y) with respect to Radiant, the amount of any Losses, including, without limitation, Losses resulting from penalties, required rebates, holdbacks, forfeitures or other payments due, arising out of, relating to or resulting from any Strategic Legacy Contract multiplied by a fraction the numerator of which is the Radiant Revenue and the denominator of which is the Total Revenue.

“Enterprise Revenue” shall mean, as of the date the determination of Pro Rata Losses must be made, all amounts received by Enterprise, after the Effective Date, pursuant to or under the applicable Strategic Legacy Contract.

“Radiant Revenue” shall mean, as of the date the determination of Pro Rata Losses must be made, all amounts received by Radiant, before or after the Effective Date, pursuant to or under the applicable Strategic Legacy Contract.

“Total Revenue” shall mean, as of the date the determination of Pro Rata Losses must be made, the sum of Enterprise Revenue and Radiant Revenue.

18.4 Indemnification Procedures. In the event either party is entitled to indemnification (an “Indemnitee”) from the other party (the “Indemnifying Party”) pursuant to the terms of Section 18, with respect to which such Indemnitee intends to seek indemnification thereunder, the Indemnitee and Indemnifying Party shall follow the procedures set forth in this Section 18.4. Promptly after receipt by Indemnitee of notice of the commencement or threatened commencement of any claim with respect to which such Indemnitee may be entitled to receive payment from the Indemnifying Party for any Losses, or to which the Indemnitee believes it is entitled to indemnification hereunder, the Indemnitee shall notify the Indemnifying Party of such claim in writing. No delay or failure to so notify the Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that the Indemnifying Party has been materially harmed by such delay or failure. Within 15 days following receipt of written notice from Indemnitee relating to any claim, but no later than five days before the date on which any response to a complaint or summons is due, the Indemnifying Party shall notify Indemnitee in writing whether the Indemnifying Party elects to assume control of the defense and settlement of that claim (a “Notice of Election”). If the Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that (i) Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the Indemnifying Party shall obtain the prior written approval of Indemnitee before entering into any settlement of such claim imposing any obligations or restrictions on Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned. After the Indemnifying Party has delivered a Notice of Election relating to any claim, if the Indemnifying Party performs its indemnification obligations as set forth in this Agreement, then the Indemnifying Party shall not be liable to Indemnitee for any litigation costs and expenses (including legal fees and disbursements and costs of investigation) directly incurred by Indemnitee in employing its own counsel in connection with the defense of that claim. In addition, the Indemnifying Party shall not be required to indemnify Indemnitee for any amount paid or payable by Indemnitee in the settlement of any claim if (x) the Indemnifying Party has delivered a timely Notice of Election and such amount was agreed to without the written consent of the Indemnifying Party, or (y) the time period within which to deliver a Notice of Election has not yet expired. If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period, Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the reasonable cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse Indemnitee for all such costs and expenses. Indemnitee shall cooperate, at the Indemnifying Party’s cost and expense, in all reasonable respects with the Indemnifying Party and its attorneys in the investigations, trial and defense of indemnified claims and any appeal arising therefrom.

19. NONDISCLOSURE AND CONFIDENTIALITY.

19.1 Definition. For purposes of this Agreement, “Proprietary Information” shall mean all ideas, concepts, techniques, know-how, technical or business information, or other information or material, in whatever form, received by one party to this Agreement from the other, that is either: (a) stamped or otherwise identified in writing as proprietary, (b) if orally disclosed, identified by the disclosing party as proprietary at the time of disclosure, or (c) other information that derives economic value, actual or potential, from not being generally known to others and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Proprietary Information shall include the Enterprise Products (including any Source Code delivered to the Agent under the Escrow Agreement), the Documentation and Software License Agreements.

19.2 Covenant. Each party agrees to hold all Proprietary Information of the other party in strictest confidence and not to copy, reproduce, distribute, remanufacture, duplicate, reveal, publish, report, disclose, caused to be disclosed, or otherwise transfer any such Proprietary Information to any third party, except as authorized in this Agreement or otherwise in writing by the disclosing party, or utilize any such information for any purpose whatsoever other than specifically required under this Agreement, except that each party may disclose Proprietary Information of the other to its employees who have a specific need to know such information and who are advised of the confidential nature of the information and the provisions of this Section 19.2. Each party further acknowledges and agrees that the Proprietary Information of the other party is and shall at all times remain the sole and exclusive property of the other party, and in the event of termination or expiration of this Agreement, for any reason, each party shall immediately return to the other party all Proprietary Information in its possession. The obligations of this Section 19 shall continue for the initial term and any renewal term of this Agreement and for a period of five years thereafter, except to the extent that the Proprietary Information disclosed rises to the level of a trade secret under applicable law, in which case, the obligations of this Section 19 shall continue for so long as such information constitutes a trade secret under applicable law. For purposes of this Agreement, “trade secrets” means Proprietary Information, without regard to form, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

19.3 Exclusions. “Proprietary Information” shall not include any information which, as demonstrated by written documentation: (a) is in or enters the public domain without breach of this Agreement through no fault of the receiving party; (b) the receiving party can demonstrate was developed by the receiving party independently and without use of, or reference to, the disclosing party’s Proprietary Information; (c) the receiving party receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or was otherwise lawfully acquired from other sources by the receiving party; (d) this Agreement permits the use or disclosure of such Proprietary Information, or (e) is required to be disclosed in response to a valid court order, law, rule, regulation (including without limitation any securities exchange regulation), administrative process or other governmental action provided that (x) the disclosing party is promptly notified in writing prior to disclosure of the information, and (y) the receiving party assists the disclosing party, at the disclosing party’s expense, in any attempt by the other to limit or prevent the disclosure of the Proprietary Information.

19.4 General. Each party agrees that the other party will have no adequate remedy at law if there is a breach or threatened breach of this Section 19 and, accordingly, such other party will be entitled (in addition to any legal or equitable remedies available to such party) to injunctive or other equitable relief to prevent or remedy such breach. Upon the earlier request of the disclosing party, the receiving party shall (a) at its own expense, (i) promptly return to the disclosing party all information that is in tangible form (and all copies thereof) that is the property of the disclosing party (including pursuant to this Agreement) or that contains any Proprietary Information (collectively, the “Material Information”), or (ii) upon written request from the disclosing party, destroy such Material Information and provide the disclosing party with written certification of such destruction, and (b) cease all further use of any Material Information, whether in tangible or intangible form. Finally, the parties agree that the receiving party obtains no right, title, interest, or license in or to any of the Proprietary Information of the disclosing party except for the rights set forth in this Agreement.

20. INJUNCTIVE RELIEF. Notwithstanding anything to the contrary contained in Section 25 of this Agreement, the parties agree that each party shall be entitled to obtain, without bond, declarations, temporary and permanent injunctions, and orders of specific performance, in order to enforce the provisions of this Agreement relating to other party’s use of the Proprietary Information and trade secrets of such party, and the obligations of other party upon termination or expiration of this Agreement. Such equitable relief may be sought in any court of competent jurisdiction.

21. GOVERNING LAW. All matters pertaining to arbitration shall be governed by the Federal Arbitration Act. Except to the extent governed by the Federal Arbitration Act as required hereby or other than federal law, this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia, which law shall prevail in the event of any conflict of law. The parties agree that all actions arising under this Agreement which may be litigated (as opposed to arbitrated) may be commenced only in a state or federal court of competent jurisdiction in Fulton County, Georgia. Both parties expressly agree that they are subject to the jurisdiction and venue of those courts for purposes of such litigation.

22. LIMITATION OF LIABILITY.

22.1 DISCLAIMER OF CONSEQUENTIAL DAMAGES. SUBJECT TO SECTION 22.3 BELOW, IN NO EVENT WILL EITHER PARTY, OR ANY OF THEIR AFFILIATES OR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS OR REPRESENTATIVES BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGE OR LOSS OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO, DAMAGES RESULTING FROM DELAY, LOSS OF PROFITS OR LOSS OF GOODWILL WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT OR RESULTING FROM THE ENTERPRISE PRODUCTS, OR THE HOSTING, SUPPORT, MAINTENANCE, OR OTHER SERVICES OR OBLIGATIONS TO BE PROVIDED BY EITHER PARTY HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND WHETHER SUCH LIABILITY IS BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. THE PARTIES AGREE THAT THIS LIMITATION OF LIABILITY SHALL SURVIVE IN FULL FORCE AND EFFECT DESPITE ANY FAILURE OF ANY EXCLUSIVE REMEDY. NOTWITHSTANDING THE FOREGOING, ANY DAMAGES AWARDED OR OBTAINED (WHETHER BY SETTLEMENT, COMPROMISE OR JUDGMENT) AS A RESULT OF THIRD PARTY CLAIMS SHALL BE CONSIDERED DIRECT DAMAGES FOR PURPOSES OF THIS AGREEMENT.

22.2 LIMITATION OF REMEDIES.

(i) EXCEPT AS SET FORTH IN SUBSECTIONS (ii), (iii) AND (iv) BELOW, AND SUBJECT TO SECTION 22.3 BELOW, IN NO EVENT WILL THE LIABILITY OF EITHER PARTY, OR ANY OF THEIR AFFILIATES OR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS OR REPRESENTATIVES, FOR ANY CAUSE WHATSOEVER RELATED TO THIS AGREEMENT, THE ENTERPRISE PRODUCTS, OR THE HOSTING, SUPPORT,

MAINTENANCE, OR OTHER SERVICES TO BE PROVIDED BY EITHER PARTY HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR STRICT LIABILITY, EXCEED THE AMOUNTS RECEIVED BY ENTERPRISE PURSUANT TO THIS AGREEMENT (EXCLUDING FEES RECEIVED FROM THE PERFORMANCE OF LEGACY SERVICES OR THE SALE OF LICENSES FOR ENTERPRISE PRODUCTS TO LEGACY CLIENTS).

(ii) THE LIABILITY OF ENTERPRISE RELATING TO THE PROVISION OF ENTERPRISE PRODUCT LICENSES OR HOSTING, SUPPORT, MAINTENANCE OR OTHER SERVICES BY ENTERPRISE TO LEGACY CLIENTS (OTHER THAN RESELLER LEGACY CLIENTS), SHALL BE UNLIMITED.

(iii) SUBJECT TO SECTION 22.3 BELOW, IN NO EVENT WILL THE LIABILITY OF ENTERPRISE, OR ANY OF ITS AFFILIATES OR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS OR REPRESENTATIVES, FOR ANY CAUSE WHATSOEVER RELATED TO THE PROVISION OF ENTERPRISE PRODUCT LICENSES OR HOSTING, SUPPORT, MAINTENANCE, OR OTHER SERVICES BY ENTERPRISE TO A RESELLER LEGACY CLIENT PURSUANT TO A SPECIFIC LEGACY CONTRACT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR STRICT LIABILITY, EXCEED THE AMOUNT THAT RADIANT AND ENTERPRISE HAVE RECEIVED UNDER OR PURSUANT TO SUCH LEGACY CONTRACT (A) PRIOR TO THE EFFECTIVE DATE, AS A RESULT OF PERFORMING HOSTING, SUPPORT, MAINTENANCE, AND OTHER SERVICES EXPRESSLY RELATED TO ENTERPRISE PRODUCTS, AND (B) FOLLOWING THE EFFECTIVE DATE, AS A RESULT OF PERFORMING LEGACY SERVICES.

(iv) SUBJECT TO SECTION 22.3 BELOW, IN NO EVENT WILL THE LIABILITY OF RADIANT, OR ANY OF ITS AFFILIATES OR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS OR REPRESENTATIVES, FOR ANY CAUSE WHATSOEVER RELATED TO THE PROVISION OF ENTERPRISE PRODUCT LICENSES OR HOSTING, SUPPORT, MAINTENANCE, OR OTHER SERVICES BY RADIANT TO A STRATEGIC LEGACY CLIENT, PURSUANT TO A SPECIFIC STRATEGIC LEGACY CONTRACT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE OR STRICT LIABILITY, EXCEED RADIANT REVENUE (AS DEFINED IN SECTION 18.3(iii)); PROVIDED THAT, WITH RESPECT TO THE TOTAL FRANCE S.A. STRATEGIC LEGACY CONTRACT, SUCH LIABILITY SHALL BE LIMITED TO RADIANT REVENUE (AS DEFINED IN SECTION 18.3(iii)) MULTIPLIED BY 1.10.

22.3 Exclusions. The limitation of liability in Section 22.1 and Section 22.2 above shall not apply to claims arising from a party’s gross negligence or willful misconduct, a party’s indemnification obligations under Sections 18.1 and 18.2 of this Agreement (provided, however, that the limitation of liability set forth in Section 22.1 shall apply to indemnification claims under Section 18.2(ii) and 18.2(v)), to claims arising from breach of a party’s confidentiality obligations under this Agreement, to claims of fraud or intentional misrepresentation under this Agreement, to claims based on the sale by Radiant of Enterprise Products outside the Market, or to claims arising from Radiant’s breach of its license to the Software.

23. TERMINATION.

23.1 Term. This Agreement shall be effective as of the Effective Date, and will remain in effect for an initial term of three years (the “Initial Term”). Subject to Section 23.4, this Agreement shall automatically renew for a one-year term (the “First Renewal Term”) if, during the last year of the Initial Term, Radiant meets the Sales Criteria. Subject to Section 23.4, this Agreement shall automatically renew for one additional one-year term (the “Second Renewal Term”) if, during the First Renewal Term, Radiant meets the Sales Criteria during such First Renewal Term. If Radiant fails to meet the Sale Criteria during the applicable period, this Agreement may only be renewed upon the parties’ mutual written agreement to renew this Agreement, which agreement to renew may be withheld by either party in its sole discretion. Radiant acknowledges and understands that any such subsequent renewal may be predicated upon the parties’ development and agreement to a sales plan, which would establish annual sales volume targets for Radiant for sublicensing of the Software during each renewal term.

23.2 Termination for Breach. Either party may terminate this Agreement upon the other party’s material breach of any of the provisions herein, which breach has not been cured (a) in the case of non-payment, within 20 days of the breaching party’s receipt of written notice from the non-breaching party setting forth the amount due; or (b) in all other cases, within 30 days of the breaching party’s receipt of a written notice from the non-breaching party setting forth the nature of such breach (unless the breach, by its nature, is curable but incapable of being cured within such 30-day period, then, in that event, so long as the breaching party is diligently attempting to cure such breach, within a reasonable period after receipt of such notice). If, prior to the expiration of the applicable notice period, the breaching party cures such breach, termination shall not take place.

23.3 Termination for Certification Failure. Enterprise may terminate this Agreement immediately upon written notice to Radiant if Radiant at any time fails to comply with the Certification requirements, if applicable, of Section 3 hereof.

23.4 Competitive Offerings. If (a) (i) a Person that owns or has rights to a Competitive Offering (a “Competitor”) acquires more than fifty percent (50%) of the legal, beneficial or equitable ownership of the capital stock of Radiant or a Radiant Affiliate; (ii) Radiant or a Radiant Affiliate sells all or substantially all of its assets to a Competitor; (iii) Radiant or a Radiant Affiliate acquires more than fifty percent (50%) of the legal, beneficial or equitable ownership of the capital stock of a Competitor; (iv) Radiant or a Radiant Affiliate acquires all or substantially all of the assets of a Competitor; (v) Radiant or a Radiant Affiliate acquires any line of business or other assets from a Competitor that includes a Competitive Offering; or (vi) Radiant or a Radiant Affiliate merges with or into, or is merged with or into, a Competitor (each such event hereinafter referred to as an “Acquisition”); and (b) Radiant or any Radiant Affiliate shall, at any time during the Initial Term, market, offer, commit to sell or sell any such Competitive Offering (other than, as reasonably necessary, to former clients of the Competitor), then the automatic renewal provision of Section 23.1 shall be inapplicable and this Agreement shall terminate immediately upon expiration of the Initial Term. Following an Acquisition, Enterprise may terminate this Agreement during the First Renewal Term or the Second Renewal Term immediately upon written notice to Radiant if Radiant or a Radiant Affiliate markets, offers, commits to sell or sells any Competitive Offering acquired or obtained pursuant to such Acquisition.

23.5 Post-Termination Obligations.

(i) Upon termination or expiration of this Agreement for any reason, Radiant shall immediately return to Enterprise all Enterprise property, including, but not limited to, all copies of the Enterprise Products, all Documentation relating thereto and all demonstration systems, except that Radiant may retain such copies to the extent necessary for and during the limited duration of Radiant’s post-termination obligations under existing license, service, support, and maintenance agreements, as set forth below. Termination or expiration of this Agreement for any reason shall automatically accelerate the due date of all undisputed invoices and any other monies due from one party to the other, which shall become immediately due and payable on the effective date of termination or expiration. Termination or expiration of this Agreement shall not affect Enterprise’s or Radiant’s existing obligations under contractual arrangements with Customers such that, among other things, Enterprise Product licenses then-granted to Customers shall continue on the terms thereof; provided, however, that all other business granted herein shall expire and terminate upon expiration or termination of this Agreement. Additionally, termination hereof shall not affect Enterprise’s obligation to continue to provide Legacy Services. Upon termination or expiration of this Agreement for any reason, the provisions of this Agreement providing for the payment of fees to either party, protection of the parties’ proprietary rights, limited express warranties, limitations of liability, and other provisions of this Agreement concerning the ongoing interests of the parties, including, but not limited to, the provisions of Sections 1, 4.4, 5, 7, 8, 9, 12, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 30, 32, 34, 35, 36 and 39, shall continue and survive in full force and effect.

(ii) During the period commencing as of notice of termination and ending as of three months after the effective date of termination or expiration of this Agreement, Enterprise will provide transition assistance to the Customers for the transition of the Customers’ data from the Software to the Customers’ computer system of another technology solution provider, as reasonably requested by the Customers. Enterprise may charge for such assistance at then-current rates on a time and materials basis discounted by the amounts set forth on Exhibit N. Notwithstanding the foregoing, Enterprise shall have no obligation to provide such transition assistance to Customers if (a) Radiant is delinquent in the payment of any undisputed monies due to Enterprise hereunder, (b) Radiant is in material breach or default of any obligation under this Agreement, or (c) with respect to any individual Customer, such Customer is in breach or default of any of the Software License Terms.

24. DISPUTE HANDLING. Radiant and Enterprise shall endeavor to resolve any dispute, whether arising during the term or at any time thereafter which involves the validity, construction, meaning, performance, termination, expiration or effect of this Agreement, or the rights or liabilities of the parties, promptly and in an amicable and professional manner by negotiations between the parties. Enterprise will not withhold any services as a means of resolving any dispute. Except for fees withheld because they are disputed in good faith by Radiant, Radiant will not withhold payment of any monies due Enterprise hereunder as a means of resolving any dispute.

25. ARBITRATION. Any dispute between the parties arising out of or relating to this Agreement that is not subject to the exception in Section 20, shall be settled exclusively by final and binding arbitration in accordance with the following:

(i) Except as specified below or otherwise agreed in writing, the arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association or any successor association including, without limitation, the Optional Rules for Emergency Measures of Protection (such organization, the “AAA” and such rules, the “AAA Rules”);

(ii) The arbitration shall be conducted in English by a panel of three arbitrators. Unless otherwise agreed in writing to have the dispute resolved by a single arbitrator, Enterprise and Radiant shall each select one arbitrator (who is knowledgeable and familiar and has at least ten years of experience with the information technology industry and contract law), who shall then jointly select a third. All arbitrators shall be neutral, impartial and independent;

(iii) Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of the procedures outlined herein, including any contention that all or part of such procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrator(s);

(iv) Any demand for arbitration or any counterclaim shall specify in reasonable detail the facts and legal grounds forming the basis for the claimant’s request for relief, and shall include a statement of the total amount of damages claimed, if any, and any other remedy sought by the claimant;

(v) Upon request of either party, and in the arbitrator(s) discretion, the parties shall be entitled to limited pre-hearing discovery including depositions of testifying witnesses, exchanges of documents and lists of testifying witnesses, and written interrogatories. The arbitrator(s) shall conduct a hearing within 30 days (or such longer time period as the parties may mutually agree) after the end of discovery and shall issue an award, supported by written opinion, within 30 days after the end of the hearing (or such longer time period as the parties may mutually agree);

(vi) Any award made shall be accompanied by findings of fact and a statement of reasons for the decision;

(vii) All parties will use their best efforts to conclude the arbitration within thirty (30) days from the commencement of arbitration. In the event that any party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise, notwithstanding that failure to appear;

(viii) Each party shall bear the cost of securing its selected arbitrator (or shall share the cost of a single arbitrator equally), with the costs of the third arbitrator and the proceeding itself shared equally between the parties;

(ix) All aspects of the arbitration shall be treated as confidential. Neither the parties or the arbitrator(s) may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests;

(x) The result of the arbitration will be binding on the parties, and judgment on the arbitrator(s)’ award may be entered in any court of competent jurisdiction;

(xi) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or connected to this Agreement.

26. ASSIGNMENT. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, provided that either party may freely assign this Agreement (i) in connection with a merger or the sale of all or substantially all of such party’s assets, stock or securities, or (ii) to any third party that acquires all of the assets of the division of a party that manages or controls the performance of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and will inure to the benefit of the parties and their respective permitted successors and assigns.

27. INDEPENDENT PRINCIPALS. Enterprise and Radiant are independent principals in all actions contemplated by this Agreement. This Agreement shall not be construed to create or authorize any partnership, joint venture or agency relationship, nor to authorize either party hereto to make any commitment or agreement binding on the other party hereto, without such other party’s prior written consent. Neither party hereto shall act as an agent of the other, and neither Enterprise nor Radiant shall guarantee or become in any way responsible for the obligations, debts or expenses of the other. The conduct of each party’s business shall be determined by its own independent business judgment and discretion, subject, however, to the terms and conditions of this Agreement. In addition, each party acknowledges that as independent contractors, neither it nor its employees are covered under the other party’s workers’ compensation insurance or unemployment insurance coverage.

28. AUDIT. During the term of this Agreement and for a period of two years thereafter, Enterprise, or its designee, shall have the right to inspect Radiant’s books and records and reasonably perform other evaluations of Radiant’s performance hereunder to verify Radiant’s compliance with the terms and conditions of this Agreement and to ensure that Radiant maintains uniformity and high quality standards in distributing and supporting the Software. Such audits shall take place during normal business hours, upon two days advance notice to Radiant. Enterprise shall not disclose to third parties any Proprietary Information or trade secrets of Radiant that may be determined in the course of such audit, other than as may be necessary to enforce this Agreement. Radiant agrees to retain all records and information relevant to any such audits and Radiant’s performance hereunder for a period of five years after termination of this Agreement. During the term of this Agreement, and for a period of two years thereafter, Radiant shall have the right to inspect Enterprise’s books and records and reasonably perform other evaluations solely to evaluate Enterprise’s performance hereunder and to verify Enterprise’s compliance with Section 5.12 and Enterprise’s obligation to provide the Legacy Services. Such audits shall take place during normal business hours, upon two days advance notice to Enterprise. Radiant shall not disclose to third parties any Proprietary Information or trade secrets of Enterprise that may be determined in the course of such audit, other than as may be necessary to enforce this Agreement. Enterprise agrees to retain all records and information relevant to any such audits and Enterprise’s performance hereunder for a period of five years after termination of this Agreement.

29. INSOLVENCY. No Person other than Radiant shall have or acquire any right(s) licensed to Radiant hereunder by virtue of any bankruptcy, insolvency or assignment for the benefit of creditors or reorganization proceedings, or any receivership or other such similar legal process, either under attachment, execution or otherwise, or in any manner whatsoever growing out of any proceeding or suit, without the prior written consent of Enterprise. No Person other than Enterprise shall have or acquire any right(s) licensed to Enterprise hereunder (other than with respect to the Epsilon Code) by virtue of any bankruptcy, insolvency or assignment for the benefit of creditors or reorganization proceedings, or any receivership or other such similar legal process, either under attachment, execution or otherwise, or in any manner whatsoever growing out of any proceeding or suit, without the prior written consent of Radiant; provided, however, that any Person that acquires any interest in the Epsilon Code pursuant to this paragraph shall use such interest only to provide support to Alltel. In the event of any such proceeding being had or taken by or against Radiant or any assignee or successor in interest of Radiant under any provision of law, or for the involuntary winding up of Radiant or any assignee or successor in interest of Radiant, without such proceeding being dismissed or such levies released within 60 days therefrom, Enterprise shall have the option of terminating this Agreement immediately. In the event of any proceedings to wind up or dissolve Radiant or any assignee or successor in interest of Radiant, Enterprise shall have the option of terminating this Agreement immediately.

30. NOTICES. All notices and other communications required or permitted to be given under this Agreement (other than orders and invoices) shall be in writing and shall be considered effective (i) three days following deposit of same into the United States mail (certified mail, postage pre-paid, return receipt requested) or (ii) on the date of delivery for hand delivery, or (iii) on the date after delivery to an overnight express mail service in each case to the party for whom such writing or communication is intended. All orders and invoices shall be in writing and shall be considered effective: (a) three days following deposit of same into the United States mail (regular mail or certified mail, postage prepaid, return receipt requested); (b) when delivered, if by hand delivery; (c) when receipt is confirmed, if by facsimile, (d) when received, if by e-mail; or (e) on the date after delivery to an overnight express courier service, in each case, to the party for whom such writing or other communication was intended. All such notices shall be addressed as shown below or to such other address as may be designated by a party hereto by written notice to the other party; provided, however, that all invoices submitted by Enterprise shall be addressed or directed to the attention of the Radiant Accounts Payable Manager. Addresses for notices are as follows:

If to Radiant:	If to Enterprise:

Radiant Systems, Inc.	Wave Enterprise Systems, Inc.
3295 Brookside Parkway	3905 Brookside Parkway
Alpharetta, Georgia 30022	Alpharetta, Georgia 30022

Attention: Legal Department	Attention: General Counsel
Facsimile: 770-619-4817	Facsimile: [ ]
E-mail: jgraves@radiantsystems.com	E-mail: [ ]

With a copy to:	With a copy to:

Smith, Gambrell & Russell, LLP	Kilpatrick Stockton LLP
Suite 3100, Promenade II	1100 Peachtree Street
1230 Peachtree Street, N.E.	Suite 2800
Atlanta, Georgia 30309-3592	Atlanta, Georgia 30309-4530
Attention: Richard Greenstein, Esq.	Attention: James D. Steinberg, Esq.
Facsimile: 404-685-6923	Facsimile: 404-541-3399
E-Mail: rgreenstein@sgrlaw.com	E-mail: jsteinberg@kilpatrickstockton.com

31. FORCE MAJEURE. Neither party will be liable for any default or delay in the performance of its obligations hereunder: (i) if and to the extent that such default or delay arises out of causes beyond its reasonable control, including default or delay of the other party, acts of God, acts of war, acts of governmental authority, acts of public enemy, insurrection, floods, fires, terrorism and riots (each, a “Force Majeure Event”); and (ii) provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternative sources, work-around plans or other means. Upon the occurrence of a Force Majeure Event, each party shall be excused from further performance or observance of the obligations affected so long as such circumstances caused by the Force Majeure Event prevail and the parties use their reasonable efforts to promptly recommence performance or observance of said obligations. The party claiming excuse by Force Majeure so affected in its performance will immediately notify the other by telephone to be confirmed in writing within five days of the inception of the Force Majeure Event and describe at a reasonable level the detail of the circumstances causing such delay. A Force Majeure Event will not relieve either party’s payment obligations hereunder except to the extent banking services are interrupted during the Force Majeure Event.

32. COMPLIANCE WITH LAW. Enterprise and Radiant will comply with all applicable international, national, state, regional and local laws and regulations, including, without limitation, the United States Foreign Corrupt Practices Act, in performing their respective duties hereunder and in any of their dealings with respect to the Enterprise Products.

33. COMPLIANCE WITH U.S. EXPORT LAWS. Radiant shall comply with all applicable laws concerning the exporting, importing and re-exporting of the Enterprise Products, including, without limitation, the export control laws of the United States of America and prevailing regulations which may be issued from time to time.

34. WAIVER. Neither party shall, by mere lapse of time without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Furthermore, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

35. SEVERABILITY. If any provision herein is declared invalid by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect and be enforced to the maximum extent permitted by applicable law.

36. PUBLICITY. Subsequent to the Effective Date, neither party shall issue a press release nor make reference to this Agreement in any publicly disseminated advertising or other promotional materials (except for internal company publications for confidential internal purposes), without prior written approval of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that Enterprise may identify the Legacy Clients as users of its products or services unless expressly prohibited by applicable Legacy Contracts (in which case Radiant agrees to cooperate with Enterprise in an effort to obtain the Legacy Clients’ consent to the same). Each party shall have the right to review and approve all press releases, advertising or promotional materials proposed by the other party that relate to this Agreement or the relationship of the parties hereunder.

37. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument.

38. INSURANCE. Each party, at its own expense, shall provide and maintain insurance during the term of this Agreement as follows:

(i) Statutory Workers’ Compensation coverage for all of its employees, including occupational disease coverage, as required by applicable law, and employer’s liability with limits of at least $1,000,000 bodily injury each accident, $1,000,000 bodily injury by disease each employee and $1,000,000 bodily injury by disease in the aggregate. The policy must be endorsed to include “all states” coverage.

(ii) Liability Insurance (excluding automobile liability) written on an “occurrence” basis with a combined single limit of at least $1,000,000 per occurrence, and $2,000,000 in the aggregate for bodily injury and property damage in a form providing coverage not less than a standard commercial general liability policy including hazards of operation coverage, broad form property damage liability coverage, products/completed operations coverage and broad form contractual coverage with liability limits equal to at least the above limits. Each party shall add the other as an additional insured under the Liability Insurance policy.

(iii) Automobile Liability including protection for automobiles and trucks used by such party, with a combined single limit of at least $1,000,000 per occurrence for bodily injury and property damage. The policy must include coverage for all hired, owned and non-owned vehicles.

(iv) Errors and Omissions Liability Insurance with a limit of not less than $2,000,000 per occurrence and in the aggregate. Each party shall add the other as an additional insured under the Errors and Omissions Liability Insurance policy.

(v) Employee Dishonesty and Computer Fraud Coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees of such party, acting alone or in collusion with others, including the property and funds of others in their care, custody or control, in a minimum amount of $500,000.

All required insurance must be from companies with at least an A.M. Best rating of “A-” or better and a financial category of “VII” or better and legally qualified to issue such insurance. Each party shall furnish the other party with satisfactory evidence of the required insurance prior to the commencement of this Agreement. At least thirty (30) days’ prior written notice must be given to the other party in the event of cancellation or material change to the insurance.

39. ENTIRE AGREEMENT.

39.1 Review and Acceptance of Terms. Each of the parties hereto acknowledges that it has read this Agreement and understands and agrees to be bound by its terms.

39.2 Entire Agreement. Except as expressly provided herein, the parties agree that this Agreement is the complete and exclusive statement of agreement regarding the subject matter hereof, and this Agreement supersedes and cancels all previous understandings, representations, conditions, warranties and all other communications between the parties relating to subject matter of this Agreement.

39.3 Exhibits. The terms and conditions of the Exhibits attached to this Agreement are incorporated by reference and made a part of this Agreement.

39.4 Amendments. Except as expressly permitted herein to the contrary, this Agreement may only be amended or supplemented by an instrument in writing signed by authorized representatives of both parties.

39.5 Arms Length Transaction. The parties have, with the assistance of counsel, entered into this Agreement in an arms-length transaction and it is presumed that all parties drafted this Agreement and no word, term, or provision of this Agreement will be construed against a party on the basis that such party drafted this Agreement.

39.6 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phase “without limitation.” Unless the context otherwise requires, references in this Agreement to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement.

IN WITNESS WHEREOF, Enterprise and Radiant have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

WAVE ENTERPRISE SYSTEMS, INC.	RADIANT SYSTEMS, INC.

By:	By:
(Authorized Signature)	(Authorized Signature)

Name (Print):	Name (Print):

Title:	Title:

Date:	Date: